AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

dated as of June 5, 2006

by and among

THE KNOT, INC.,

IDO ACQUISITION CORPORATION

WEDDINGCHANNEL.COM, INC.

and

solely with respect to Sections 3.2, 3.7, 3.8, 3.9, 7.9, 7.16,
Article X and Article XI

LEE B. ESSNER,

as Stockholder Representative

i

(continued)

(continued)

(continued)

(continued)

		Page

11.7	Binding Effect; Assignment	85

11.8	Attorneys’ Fees and Expenses	85

11.9	Counterparts	85

11.10	Acknowledgments of Parent and Merger Sub	85

11.11	Acknowledgments of the Company	86

v

Schedules

Schedule 3.2(a)	Working Capital Calculation
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Third Party Consents
Schedule 4.4(a)	Company Stockholders
Schedule 4.4(c)	Capitalization
Schedule 4.5(a)	Subsidiaries
Schedule 4.5(c)	Equity Investments
Schedule 4.7(a)	Financial Statements
Schedule 4.7(b)	Financial Deficiencies
Schedule 4.8	Absence of Certain Changes
Schedule 4.9	Taxes
Schedule 4.9(c)	Tax Returns
Schedule 4.10(a)	Real Property
Schedule 4.11(b)	Personal Property Leases
Schedule 4.12(a)	Intellectual Property
Schedule 4.12(b)	Third Party Ownership of Intellectual Property
Schedule 4.12(c)	Infringement of Intellectual Property
Schedule 4.12(d)	Third Party Infringement of Intellectual Property
Schedule 4.12(f)	Intellectual Property Legal Proceedings
Schedule 4.12(g)	Software
Schedule 4.12(h)	Royalties
Schedule 4.12(i)	Source Code Licenses
Schedule 4.12(j)	Intellectual Property Filings
Schedule 4.12(k)	Marks
Schedule 4.13(a)	Material Contracts
Schedule 4.13(a)(ii)	Intellectual Property Licenses
Schedule 4.13(b)	Terminated Contracts
Schedule 4.14(a)	Employee Benefit Plans
Schedule 4.14(f)	Certain Payments
Schedule 4.15(d)	Layoffs
Schedule 4.16	Litigation
Schedule 4.17(b)	Permits
Schedule 4.18	Environmental Matters
Schedule 4.19	Insurance
Schedule 4.20	Related Party Transactions
Schedule 4.21	Bank Accounts
Schedule 4.22	Affiliates
Schedule 4.23	Financial Advisors
Schedule 4.25	Pictage Liabilities
Schedule 6.1	Conduct of the Business Pending Closing
Schedule 6.2	Restrictions on the Conduct of the Business Pending Closing
Schedule 7.8(g)	Employee, Severance and Retention Agreements
Schedule 7.9(a)	Potential Tax Refund
Schedule 8.3(d)	Third Party Consents

Exhibits

Exhibit A – Voting Agreements
Exhibit B – Non-Competition Agreement
Exhibit C – Certificate of Amendment
Exhibit D – Certificate of Merger
Exhibit E – Federated Stock Resale Agreement
Exhibit F – Affiliate Letter
Exhibit G – Amendment to Federated Registry Agreement
Exhibit H – Escrow Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of June 5, 2006, by and among The Knot, Inc., a Delaware corporation (“Parent”), IDO Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), WeddingChannel.com, Inc., a Delaware corporation (the “Company”), and, solely with respect to Sections 3.2, 3.7, 3.8, 3.9, 7.9, 7.16, Article X and Article XI of this Agreement, Lee B. Essner (“Stockholder Representative”).

RECITALS

                    WHEREAS, the boards of directors of each of Parent, the Company and Merger Sub believe it is advisable, fair to and in the best interests of their respective corporations and their stockholders that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby and the board of directors of the Company has determined to recommend that its stockholders adopt this Agreement;

                    WHEREAS, pursuant to the Merger, the Company Capital Stock (as defined below) shall be converted into the right to receive cash and Parent Common Stock (as defined below) in the amounts, on the terms and subject to the conditions set forth herein;

                    WHEREAS, Parent, Merger Sub and the Company desire to make certain representations and warranties and other agreements in connection with the Merger;

                    WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, certain stockholders of the Company, concurrently with the execution and delivery of this Agreement, are each entering into a voting agreement in favor of Parent in the forms attached hereto as Exhibit A (each a “Voting Agreement”), dated as of the date of this Agreement; and

                    WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, the Identified Employee (as defined below), concurrently with the execution and delivery of this Agreement, is entering into a non-competition agreement in the form of Exhibit B hereto (the “Non-Competition Agreement”), dated as of the date of this Agreement, which shall become effective at the Effective Time (as defined below).

                    NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

                    1.1 Certain Definitions. The following terms shall have the following meanings:

                    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                    “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

                    “Aggregate Stock Consideration Value” means the product of the Aggregate Stock Consideration multiplied by the Parent Closing Price.

                    “Business Day” means any day of the year on which national banking institutions in California or New York are open to the public for conducting business and are not required or authorized to close.

                    “Cash Percentage” means a percentage equal to (i) (A) the amount of the Aggregate Estimated Cash Consideration, minus (B) all cash distributed pursuant to Section 3.1(e) of this Agreement, divided by (ii) the sum of (A) (x) the Aggregate Estimated Cash Consideration, minus (y) all cash distributed pursuant to Section 3.1(e) of this Agreement, plus (B) the Aggregate Stock Consideration Value.

                    “Charter Amendment” means the amendment to the Company’s Second Amended and Restated Certificate of Incorporation to be adopted by the Company’s stockholders on or prior to the Closing Date pursuant to the Certificate of Amendment substantially in the form attached hereto as Exhibit C.

                    “Code” means the Internal Revenue Code of 1986, as amended.

                    “Company Capital Stock” means shares of Company Common Stock and Company Preferred Stock.

                    “Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company or any Subsidiary, or owned or held for use by the Company or any Subsidiary.

                    “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either individually or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement, (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company and its Subsidiaries participate, provided the Company and the

Subsidiaries are not adversely affected in a materially disproportionate manner relative to other Persons operating in such industries, the U.S. economy as a whole or the capital markets in general, (iii) the effect of any change arising in connection with any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable Law or the interpretation thereof, (v) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, (vi) any action permitted pursuant to the terms of Section 6.1 hereof or not prohibited by Section 6.2 hereof or (vii) any expiration pursuant to its terms, or the non-renewal after expiration pursuant to its terms, of any Material Contract.

                              “Company Preferred Stock” means shares of Series A preferred stock of the Company, par value $0.0001 per share (“Series A Preferred Stock”), Series B preferred stock of the Company, par value $0.0001 per share (“Series B Preferred Stock”), Series C preferred stock of the Company, par value $0.0001 per share (“Series C Preferred Stock”), Series D preferred stock of the Company, par value $0.0001 per share (“Series D Preferred Stock”), Series E preferred stock of the Company, par value $0.0001 per share (“Series E Preferred Stock”), Series F preferred stock of the Company, par value $0.0001 per share (“Series F Preferred Stock”), Series G preferred stock of the Company, par value $0.0001 per share (“Series G Preferred Stock”), Series H preferred stock of the Company, par value $0.0001 per share (“Series H Preferred Stock”), Series I preferred stock of the Company, par value $0.0001 per share (“Series I Preferred Stock”), Series J preferred stock of the Company, par value $0.0001 per share (“Series J Preferred Stock”), Series K preferred stock of the Company, par value $0.0001 per share (“Series K Preferred Stock”), Series L preferred stock of the Company, par value $0.0001 per share (“Series L Preferred Stock”), and Series N preferred stock of the Company, par value $0.0001 per share (“Series N Preferred Stock”).

                              “Company Stock Option Plans” means the Company’s 1996 Stock Option Plan, the Della & James 1998 Stock Option Plan and the Company’s 1999 Stock Option Plan.

                              “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any Subsidiary as currently conducted, or owned by the Company or any Subsidiary.

                              “Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

                              “Environmental Law” means any federal, state or local laws, ordinances, codes, regulations, rules and orders relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials.

                              “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

                              “Facilities” means all buildings and improvements on any real property currently leased by the Company or any Subsidiary, to the extent that the Company or any Subsidiary has or had control over such buildings and improvements.

                              “Financing” means an offering of Parent Common Stock or other securities by Parent, a portion of the proceeds of which shall be used to pay a portion of the Aggregate Estimated Cash Consideration.

                              “GAAP” means generally accepted accounting principles in the United States as of the date hereof.

                              “Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                              “Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

                              “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                              “Identified Employee” means Adam Berger.

                              “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business), (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or directly liable, as obligor, guarantor or surety. For the avoidance of doubt, Indebtedness shall not include any intercompany accounts, payables or loans of any kind or nature.

                              “Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including (i) all patents and applications therefor, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”), (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (iii) all Internet domain names, (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”), and (v) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

                              “Intellectual Property Licenses” means (i) any grant by the Company or any Subsidiary to another Person of any right, permission, consent or non-assertion relating to or under any Intellectual Property and (ii) any grant by another Person to the Company or any Subsidiary of any right, permission, consent or non-assertion relating to or under any Intellectual Property owned by a third Person.

                              “IRS” means the Internal Revenue Service.

                              “Knowledge” means, with respect to any Person, the actual knowledge of the specified Person. In the case of the Knowledge of the Company, “Knowledge” shall mean the actual knowledge of each of Adam Berger, Lee B. Essner and David Thomas. In the case of Knowledge of Parent, “Knowledge” shall mean the actual knowledge of David Liu, Sandra Stiles and Richard Szefc.

                              “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

                              “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Authority.

                              “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder agreement or encumbrance.

                              “Liquidation Preference” means, with respect to each series of Company Preferred Stock, the dollar amount per share payable to the holder of shares of such series of Preferred Stock upon the occurrence of a liquidation, dissolution or winding up in accordance with the certificate of incorporation of the Company.

                              “Losses” means any actual losses, actual liabilities, actual damages and out-of-pocket costs or expenses (including, without limitation, reasonable attorneys’ fees and costs of investigation).

                              “Option Per Share Consideration” means (i) (A) the Aggregate Estimated Cash Consideration, plus (B) the Aggregate Stock Consideration Value, plus (C) the aggregate exercise price of all Company Stock Options that are not Secondary Options, minus (D) the aggregate Liquidation Preference, minus (E) the aggregate Secondary Option Consideration, divided by (ii) (A) the aggregate number of shares of Company Common Stock subject to Company Stock Options that are not Secondary Options, plus (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

                              “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

                              “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business through the date hereof.

                              “Parent Closing Price” means the average closing price of the Parent Common Stock on the Nasdaq National Market (“Nasdaq”) for the five (5) trading days ending on the fifth (5th) trading day prior to the Company Stockholders’ Meeting; provided, that if the Company Stockholders’ Meeting is adjourned for any reason, such adjournment will not result in a change to the five (5) trading day period used to calculate the Parent Closing Price (meaning that the same five (5) trading day period will be used as if the adjournment had not occurred).

                              “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either individually or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement, (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Parent and its subsidiaries participate, provided Parent and its subsidiaries are not adversely affected in a materially disproportionate manner relative to other Persons operating in such industries, the U.S. economy as a whole or the capital markets in general, (iii) the effect of any change arising in connection with any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable Law or the interpretation thereof, (v) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement or (vi) any change in the price of Parent Common Stock.

                              “Parent Proxy Statement” means the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting, if applicable.

                              “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

                              “Permitted Liens” means (i) any restrictions on transfer arising under applicable securities Law, (ii) liens for current Taxes or other governmental charges not yet due and payable or Taxes the amount or validity of which is being contested in good faith by appropriate proceedings, and for which an appropriate reserve has been established in accordance with GAAP, (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered, (iv) zoning, entitlement, building and other land use regulations of any Governmental Authority which are not violated by the current use and operation of the Company Property, (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Property which do not materially impair the occupancy or use of the Company Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and the Subsidiaries’ businesses, (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (vii) purchase money liens and liens securing rental payments under capital lease arrangements, (viii) liens of lessors and licensors arising under lease agreements or license arrangements, and (ix) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of, or materially interfere with, the present use of any Company Property subject thereto or affected thereby.

                              “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

                              “Sales and Use Tax Claim” means any payment of sales or use Taxes related to any sale consummated by the Company prior to the Effective Time.

                              “Secondary Option” means any Company Stock Option the exercise price of which equals or exceeds the Option Per Share Consideration.

                              “Secondary Option Consideration” means $0.01 per each share of Company Common Stock underlying a Secondary Option.

                              “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

                              “Stock Percentage” means a percentage equal to (i) the Aggregate Stock Consideration Value, divided by (ii) (A) the Aggregate Estimated Cash Consideration, plus (B) the Aggregate Stock Consideration Value, minus (C) all cash distributed pursuant to Section 3.1(e) of this Agreement.

                              “Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

                              “Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, affiliated or unitary returns for any group of entities that includes the Company, any Subsidiary, or any of their Affiliates.

                              “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

                              “Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration or collection of any Tax.

                              “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

                              “Transaction Documents” means this Agreement and the Escrow Agreement (as defined below).

                              “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

                    1.2 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meaning therein defined:

Term	Definition

“401(k) Plan”	Section 7.8(a)

“Accounting Referee”	Section 3.2(d)
“Acquisition Proposal”	Section 6.3(e)(i)
“Agreement”	Preamble
“Aggregate Estimated Cash Consideration”	Section 3.1(a)
“Aggregate Estimated Merger Consideration”	Section 3.1(a)
“Aggregate Final Merger Consideration”	Section 3.2(f)(v)
“Aggregate Stock Consideration”	Section 3.1(a)
“Alternate Consideration”	Section 3.1(a)(ii)
“Amazon”	Section 4.24
“Antitrust Laws”	Section 7.11(a)
“Balance Sheet”	Section 3.2(a)
“California Commissioner”	Section 7.1(a)
“California Permit”	Section 7.1(b)
“California Securities Law”	Section 7.1(a)
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.8(a)
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Closing Statement”	Section 3.2(c)
“Company”	Preamble
“Company Board Recommendation”	Section 7.2(b)
“Company Common Stock”	Section 3.1(d)
“Company Indemnified Parties”	Section 7.18(a)
“Company Litigation Counsel”	Section 7.5(c)
“Company Plans”	Section 4.14(a)
“Company Preferred Stock Consideration”	Section 3.1(c)
“Company Property”	Section 4.10(a)
“Company Proxy Statement”	Section 7.1(c)
“Company Requisite Vote”	Section 4.2(b)
“Company Stock Options”	Section 3.1(e)
“Company Stockholders’ Meeting”	Section 7.2(a)
“Company Voting Agreement”	Section 4.24
“Company Warrants”	Section 3.3
“Continuing Employee”	Section 7.8(e)
“Copyrights”	Section 1.1
“Deductible”	Section 10.2(c)(i)
“DGCL”	Section 2.1
“Disclosure Document”	Section 7.1(e)
“Disputed Item”	Section 3.2(d)
“Dissenting Shares”	Section 3.15
“Effective Time”	Section 2.3
“Election Date”	Section 3.1(a)(ii)
“Election Notice”	Section 3.1(a)(ii)
“Escrow Agent”	Section 10.2(b)
“Escrow Agreement”	Section 8.3(h)
“Escrow Shares”	Section 10.2(b)

“Escrowed Stockholders”	Section 10.2(a)
“Estimated Working Capital”	Section 3.2(b)
“Estimated Working Capital Adjustment”	Section 3.2(b)
“Exchange Act”	Section 5.4(a)
“Exchange Agent”	Section 3.7(a)
“Exchange Agent Agreement”	Section 3.7(a)
“Exchange Fund”	Section 3.7(b)
“Expense Funds”	Section 10.5(b)
“Expiration Date”	Section 10.1
“Family Skills”	Section 6.2(i)
“Federated”	Section 4.24
“Federated Stock Resale Agreement”	Section 7.14
“Final Working Capital”	Section 3.2(c)
“Final Working Capital Adjustment”	Section 3.2(c)
“Financial Statements”	Section 4.7(a)
“FIRPTA Certificate”	Section 7.10
“General Escrow Amount”	Section 10.2(b)
“General Escrow Fund”	Section 10.2(b)
“Grant Thornton”	Section 3.1(a)(ii)
“Hearing”	Section 7.1(a)
“Hearing Notice”	Section 7.1(a)
“Indemnification Claim”	Section 10.2(b)
“Indemnitees”	Section 10.2(a)
“Information Statement”	Section 7.1(a)
“Interim Financial Statements”	Section 4.7(a)
“Marks”	Section 1.1
“Material Contracts”	Section 4.13(a)
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Section 5.2(b)
“Nasdaq”	Section 1.1
“Non-Competition Agreement”	Recitals
“Non-Disclosure Agreement”	Section 7.6
“Objection”	Section 3.2(d)
“Objection Period”	Section 3.2(d)
“Optionholder”	Section 3.1(e)
“Parent”	Preamble
“Parent Board Recommendation”	Section 7.3(b)
“Parent Common Stock”	Section 3.1(a)(i)
“Parent Litigation Counsel”	Section 7.5(c)
“Parent Preferred Stock”	Section 5.2(a)
“Parent Requisite Vote”	Section 5.3(b)
“Parent SEC Documents”	Section 5.4(a)
“Parent Stock Price”	Section 7.14(b)
“Parent Stockholders’ Meeting”	Section 7.3(a)
“Patents”	Section 1.1

“Permit Application”	Section 7.1(a)
“Pending Litigation”	Section 7.5(c)
“Personal Property Leases”	Section 4.11(b)
“Photo Holdings”	Section 4.25
“Photo Merger Sub”	Section 4.25
“Pictage”	Section 4.25
“Pictage Agreement”	Section 4.25
“Pictage Escrow Agreement”	Section 7.16
“Pictage Escrow Amount”	Section 7.16
“Pictage Sale”	Section 4.25
“Primary Consideration”	Section 3.1(a)(ii)
“Prime Rate”	Section 3.2(f)(iv)
“Real Property Lease”	Section 4.10(a)
“Registered Intellectual Property”	Section 4.12(a)
“Registration Statement”	Section 7.1(c)
“Representatives”	Section 6.3(a)
“Response Date”	Section 3.2(d)
“Restricted Stock”	Section 3.5
“SEC”	Section 4.26
“Securities Act”	Section 4.4(a)
“Series A Preferred Stock”	Section 1.1
“Series B Preferred Stock”	Section 1.1
“Series C Preferred Stock”	Section 1.1
“Series D Preferred Stock”	Section 1.1
“Series E Preferred Stock”	Section 1.1
“Series F Preferred Stock”	Section 1.1
“Series G Preferred Stock”	Section 1.1
“Series H Preferred Stock”	Section 1.1
“Series I Preferred Stock”	Section 1.1
“Series J Preferred Stock”	Section 1.1
“Series K Preferred Stock”	Section 1.1
“Series L Preferred Stock”	Section 1.1
“Series N Preferred Stock”	Section 1.1
“Stockholder Representative”	Preamble
“Superior Proposal”	Section 6.3(e)(ii)
“Surviving Corporation”	Section 2.1
“Target Working Capital”	Section 3.2(a)
“Tax Benefit”	Section 10.2(c)(vii)
“Trade Secrets”	Section 1.1
“Transfer”	Section 7.14(a)
“Unaudited 2005 Financial Statements”	Section 4.7(a)
“Voting Agreement”	Recitals
“Working Capital”	Section 3.2(a)
“Working Capital Escrow Amount”	Section 10.3(a)
“Working Capital Escrow Claims”	Section 10.3(a)
“Working Capital Escrow Fund”	Section 10.3(a)

“Working Capital Expiration Date”	Section 10.3(c)

                    1.3 Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

                              (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

                              (b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

                              (c) Schedules. The schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

                              (d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

                              (e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

                              (f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

                              (g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                              (h) Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

                    2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

                    2.2 Closing. Unless this Agreement is earlier terminated pursuant to Article IX, the closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of each of the conditions set forth in Article VIII (other than the satisfaction or waiver of the condition set forth in Section 8.2(g), if applicable, which shall be determined on the day immediately prior to the Closing Date) or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or at such other location as the parties hereto agree.

                    2.3 Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form annexed hereto as Exhibit D (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware or at such later time as is agreed to by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

                    2.4 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

                    2.5 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit A to the Certificate of Merger and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

                    2.6 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving

Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE

3.1 Merger Consideration; Conversion of Capital Stock and Options.

(a) Merger Consideration.

                              (i) The aggregate consideration to be paid by Parent and Merger Sub hereunder at the Effective Time (“Aggregate Estimated Merger Consideration”) shall consist of, and not exceed, (A) cash in an amount equal to $57,925,000 plus or minus the Estimated Working Capital Adjustment (as defined below) (the “Aggregate Estimated Cash Consideration”) and (B) 1,150,000 shares of Common Stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Aggregate Stock Consideration”).

                              (ii) Parent and Merger Sub shall use their respective reasonable best efforts to deliver the consideration contemplated by Section 3.1(a)(i) (the “Primary Consideration”). If at any time prior to the Election Date (as defined below), Parent and Merger Sub determine in good faith that, even after using their respective reasonable best efforts, it is likely that they will not be able to deliver the Primary Consideration, Parent shall promptly provide written notice (the “Election Notice”) to the Company indicating such determination. If the Election Notice is delivered on or prior to the Election Date in accordance with the terms hereof, Parent and Merger Sub shall pay the Alternate Consideration (as defined below) at the Effective Time pursuant to the terms of this Agreement in lieu of the Primary Consideration. If the Election Notice is not delivered on or prior to the Election Date in accordance with the terms hereof, Parent and Merger Sub shall pay the Primary Consideration. The “Alternate Consideration” shall consist of, and not exceed, (A) cash in an amount equal to $28,000,000 plus or minus the Estimated Working Capital Adjustment and (B) 3,200,000 shares of Parent Common Stock. If the Alternate Consideration is paid, “Aggregate Estimated Merger Consideration” shall mean the amount of cash and number of shares of Parent Common Stock contemplated by clauses (A) and (B) of the preceding sentence, “Aggregate Estimated Cash Consideration” shall mean the amount of cash contemplated by clause (A) of the preceding sentence and “Aggregate Stock Consideration” shall mean the number of shares of Parent Common Stock contemplated by clause (B) of the preceding sentence. The “Election Date” shall be the sixtieth (60th) calendar day after the date on which the Company delivers to Parent (x) a copy of the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2005 and the audited statement of operations and cash flows of the Company and the Subsidiaries for the year ended December 31, 2005, accompanied by a report by Grant Thornton LLP (“Grant Thornton”), and (y) a copy of the unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2006 and the unaudited statement of operations and cash flows of the Company and the Subsidiaries for the quarter ended March 31, 2006 prepared in accordance with GAAP and reviewed by Grant Thornton; provided, however, that if the Company does not deliver the required financial statements as of and for the quarter ended March 31, 2006 by August 13, 2006, the sixty (60) calendar day period shall not begin to run until the Company delivers the required financial statements as of and for the quarter ended June 30, 2006.

                              (b) Merger Sub Common Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                              (c) Company Preferred Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, including those set forth in Section 10.2 and Section 10.3, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into the right to receive a portion of the Aggregate Estimated Merger Consideration having a value equal to its applicable Liquidation Preference (the “Company Preferred Stock Consideration”). For the purposes of allocating the Aggregate Estimated Merger Consideration for the payment of the Company Preferred Stock Consideration, the Cash Percentage of the Liquidation Preference shall be paid in cash, and the Stock Percentage of the Liquidation Preference shall be paid by delivery of shares of Parent Common Stock (valued at the Parent Closing Price).

                              (d) Company Common Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, including those set forth in Section 10.2 and Section 10.3, each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into the right to receive (i) the number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the Aggregate Stock Consideration less the number of shares of Parent Common Stock issued pursuant to Section 3.1(c) above by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) cash equal to the quotient obtained by dividing (A) the Aggregate Estimated Cash Consideration, less the aggregate amount of cash paid pursuant to Section 3.1(c) above and Section 3.1(e) below by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

                              (e) Company Stock Options. Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock under any Company Stock Option Plan (the “Company Stock Options”) that is unexercised, unexpired and then outstanding shall become fully vested and exercisable with respect to all shares of Company Common Stock subject thereto. Such Company Stock Options shall be cancelled as of the Effective Time and each holder thereof (each, an “Optionholder”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect thereof, as set forth in this Section 3.1(e). At the Effective Time and on the terms and subject to the conditions of this Agreement, each Optionholder shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be entitled to receive a portion of the Aggregate Estimated Merger Consideration, payable solely in cash, equal to (i) with respect to any Company Stock Options that are not Secondary Options, (A) the Option Per Share Consideration, multiplied by the aggregate number of shares of Company Common Stock subject to all Company Stock Options that are not Secondary Options held by such Optionholder, less (B) the aggregate cash exercise price payable upon exercise of all Company Stock Options that are not Secondary Options held by such Optionholder, and (ii) with respect to each Secondary Option, the Secondary Option Consideration.

                              (f) Treasury Stock. At the Effective Time, each share of Company Capital Stock held by the Company in its treasury shall be cancelled and extinguished without any conversion thereof.

                              (g) Allocation Schedule; Company Capital Stock Schedule; Company Stock Options Schedule. On the Closing Date, the Company shall deliver to Parent and Merger Sub separate schedules reflecting (i) the allocation of the Aggregate Estimated Merger Consideration among the holders of Company Preferred Stock, Company Common Stock and Company Stock Options as contemplated by Section 3.1(c), (d) and (e), (ii) a true and complete list of record holders of the issued and outstanding Company Capital Stock as of the Closing Date and (iii) a true and complete list of record holders of the Company Stock Options as of the Closing Date.

                    3.2 Working Capital Adjustment.

                              (a) On the Closing Date, the Company and the Subsidiaries shall have $10,000,000 in Working Capital (as defined below) on a consolidated basis (the “Target Working Capital”). For the purposes of this Agreement, “Working Capital” shall mean (i) all current assets of the Company and the Subsidiaries, less (ii) all current liabilities of the Company and the Subsidiaries, in each case calculated in accordance with GAAP applied consistently with the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2005 (the “Balance Sheet”). A calculation of Working Capital as of March 31, 2006, is set forth on Schedule 3.2(a) hereto. Notwithstanding anything herein to the contrary, for purposes of calculating Working Capital and determining any of the adjustments contemplated by this Section 3.2, (i) in no event and under no circumstances shall any Tax deductions, Tax refund receivables, reduction in Tax liabilities or other Tax benefits to the Company and its Subsidiaries related to the transactions contemplated by this Agreement, including, without limitation, as may be related to the payment of any portion of the Company’s expenses, the cancellation or exercise of any Company Stock Options or other securities or any of the other transactions contemplated hereby, be treated as current assets or a reduction in current liabilities of the Company, (ii) in no event and under no circumstances shall any advertising credits due from Conde Nast Publications Ltd. be considered a current asset of the Company, (iii) in no event and under no circumstances shall any amount be added to the total current assets of the Company with respect to investments, improvements or expenses made or paid in connection with the relocation of the Company’s headquarters, (iv) up to $100,000 shall be added to the Working Capital total for fees and expenses incurred by the Company for additional legal and accounting services provided solely in connection with the preparation of any Disclosure Document (as defined below), other than the Information Statement (as defined below), and the financial statements required for the Financing and (v) each of the other methodologies for calculating Working Capital set forth on Schedule 3.2(a) shall be used.

                              (b) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement setting forth a reasonably detailed calculation of the Company’s good faith estimate of (i) the Working Capital of the Company and the Subsidiaries on a consolidated basis as of the Closing Date (“Estimated Working Capital”) prepared in accordance with GAAP applied consistently with the Balance Sheet and (ii) the amount by which Estimated Working Capital is greater than or less than Target Working Capital (the “Estimated Working Capital Adjustment”). The Estimated Working Capital Adjustment shall be used in the calculation of the Aggregate Estimated Merger Consideration pursuant to Section 3.1(a). Concurrently with the delivery of the statement required by this Section 3.2(b), the Company shall provide Parent with access to all supporting documentation or information of the Company as Parent shall reasonably request in order to review and evaluate the calculation of the Estimated Working Capital and the Estimated Working Capital Adjustment.

                              (c) Following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative, as soon as reasonably practicable but in no event later than ninety (90) days following the Closing Date, a statement (the “Closing Statement”), together with all supporting documentation or information as the Stockholder Representative shall reasonably request, setting forth a reasonably detailed calculation of (i) the Working Capital of the Company and the Subsidiaries on a consolidated basis (the “Final Working Capital”) as of the Closing Date prepared in accordance with GAAP applied consistently with the Balance Sheet and (ii) the “Final Working Capital Adjustment,” which shall be equal to the amount, if any, by which Final Working Capital is greater than or less than Estimated Working Capital.

                              (d) The Stockholder Representative shall have forty-five (45) days from its receipt of the Closing Statement (the “Objection Period”) to review the Closing Statement. Parent shall at all times prior to the payment of the Final Working Capital Adjustment grant the Stockholder Representative and his representatives access at reasonable times and places and upon reasonable advance notice to all books, records and employees of the Surviving Corporation as reasonably requested by the Stockholder Representative in connection with his review of the Closing Statement. Upon the expiration of the Objection Period, the Stockholder Representative, on behalf of all stockholders of the Company, shall be deemed to have accepted, and shall be bound by, the Closing Statement and the calculation therein of the Final Working Capital Adjustment, unless the Stockholder Representative shall have informed Parent in writing of its disagreement with the Closing Statement prior to the expiration of the Objection Period (the “Objection”), specifying each disputed item and setting forth in reasonable detail the basis for each such dispute (each, a “Disputed Item”). Parent shall have thirty (30) days from the date on which it receives the Objection (the date on which such thirty (30) day period ends, the “Response Date”) to review and respond to such Objection. If Parent and the Stockholder Representative are able to negotiate a mutually agreeable resolution of each

Disputed Item, and each signs a certificate to that effect, the Closing Statement and the calculation therein of the Final Working Capital and the Final Working Capital Adjustment, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement. If any Disputed Items have not been resolved by the Response Date, either Parent or the Stockholder Representative may refer such Disputed Items to PricewaterhouseCoopers LLP (the “Accounting Referee”) (or if unable or unwilling to accept such mandate, an independent accounting firm to be mutually agreed upon by the Stockholder Representative and Parent) who shall accept its appointment within seven (7) days after such referral, to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof. The Accounting Referee shall be directed to make a determination in accordance with Section 3.2(e) below of the Disputed Items promptly, but no later than sixty (60) days, after acceptance of its appointment. Parent and the Stockholder Representative agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 3.2(d), including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement. Parent and the Stockholder Representative shall make readily available to the Accounting Referee all relevant books, records and employees of the Company and the Surviving Corporation that are reasonably requested by the Accounting Referee in connection with the Accounting Referee’s review of any Disputed Items; provided, however, that Parent, the Stockholder Representative and their Affiliates shall not be obligated to provide any information the disclosure of which would jeopardize any privilege available to such Person relating to such information or which would cause such Person to breach a confidentiality obligation to which it is bound; provided, further, however, that Parent, the Stockholder Representative and their Affiliates shall use their commercially reasonable efforts to minimize the effects of any such limitations.

                              (e) If Disputed Items are referred to the Accounting Referee for resolution pursuant to Section 3.2(d) above, the Accounting Referee (i) shall determine only with respect to the Disputed Items submitted whether and to what extent, if any, the Final Working Capital and the Final Working Capital Adjustment set forth in the Closing Statement require adjustment, (ii) shall utilize GAAP applied consistently with the Balance Sheet and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Any finding by the Accounting Referee shall be a reasoned award stating in reasonable detail the findings of fact on which it is based, shall be final, non-appealable and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by Parent and the Escrowed Stockholders (as defined below) in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Parent or the Escrowed Stockholders, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. For illustration purposes only, (A) if the total amount of Disputed Items by the Stockholder Representative is $1,000, and the Stockholder Representative, on behalf of all Escrowed Stockholders, is awarded $500 by the Accounting Referee, Parent and the Escrowed Stockholders shall bear the Accounting Referee’s fees and expenses equally or (B) if the total amount of Disputed Items by the Stockholder Representative is $1,000, and the Stockholder Representative, on behalf of all Escrowed Stockholders, is awarded $250 by the Accounting Referee, the Escrowed Stockholders shall bear seventy-five percent (75%) and Parent shall bear twenty-five percent (25%) of the Accounting

Referee’s fees and expenses. Each of Parent and the Escrowed Stockholders shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 3.2.

(f) Payment of the Final Working Capital Adjustment.

                              (i) Payment of the Final Working Capital Adjustment shall be made (A) if no Objection is made by the Stockholder Representative during the Objection Period, within three (3) Business Days following the expiration of the Objection Period or (B) if the Stockholder Representative submits an Objection within the Objection Period, within three (3) Business Days following final resolution of all Disputed Items by either Parent and the Stockholder Representative or the Accounting Referee.

                              (ii) If the Final Working Capital exceeds the Estimated Working Capital, Parent shall deliver, or cause to be delivered, an amount in cash equal to such excess to the Exchange Agent (as defined below) for payment to the Escrowed Stockholders in accordance with Section 3.7 hereof.

                              (iii) If the Final Working Capital is less than the Estimated Working Capital, Parent shall recover from the Working Capital Escrow Fund (as defined below) the amount of such difference in accordance with the Escrow Agreement. If the Working Capital Escrow Fund is insufficient to satisfy in full such shortfall, Parent shall be entitled to recover such amount from the General Escrow Fund (as defined below).

                              (iv) Prior to payment being made in accordance with this Section 3.2, the Final Working Capital Adjustment shall be adjusted to include interest accruing on such amount from and including the Closing Date through and including the day before the date of such payment, at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) (the “Prime Rate”) on the Closing Date.

(v) The Aggregate Estimated Merger Consideration as adjusted pursuant to this Section 3.2 shall be the “Aggregate Final Merger Consideration.”

                    3.3 Cancellation of Company Warrants. As of the Effective Time, all warrants to purchase Company Capital Stock issued and outstanding at such time (the “Company Warrants”) shall be exercised or exchanged for shares of Company Capital Stock pursuant to the terms thereof, and the holders of shares of Company Capital Stock issued or exchanged for such Company Warrants shall be entitled to receive their respective portion of the Aggregate Estimated Merger Consideration pursuant to the terms of this Agreement. Prior to the Effective Time, the Company shall use commercially reasonable efforts to take such actions as may be necessary, if any, to effect the treatment of the Company Warrants contemplated by the foregoing sentence.

                    3.4 Treatment of Company Stock Options. At or prior to the Effective Time, the board of directors of the Company shall take all actions necessary to effectuate the treatment of the Company Stock Options contemplated by Section 3.1 hereof and to terminate the Company Stock Option Plans as of the Effective Time.

                    3.5 Accelerated Vesting of Restricted Stock. Effective immediately prior to the Effective Time, each share of Company Capital Stock outstanding under any Company Stock Option Plan or otherwise that remains subject to any lapsing restrictions and/or vesting requirements (the “Restricted Stock”) shall vest in full and all such restrictions thereon shall lapse. Each share of Restricted Stock shall, for purposes of this Agreement, constitute and be treated in the same manner as an unrestricted share of Company Capital Stock at the Effective Time. Prior to the Effective Time, the Company shall use commercially reasonable efforts to take such actions as may be necessary, if any, to effect the treatment of the Restricted Stock as contemplated by the foregoing.

                    3.6 Fractional Shares. No fractional shares of Parent Common Stock will be issued pursuant to this Agreement, but in lieu thereof each holder of Company Capital Stock who would otherwise be entitled to a fractional share of Parent Common Stock hereunder (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fractional share multiplied by (b) the Parent Closing Price.

                    3.7 Exchange Agent; Exchange of Certificates.

                              (a) Exchange Agent. At the Closing, Parent shall enter into an exchange agent agreement (the “Exchange Agent Agreement”), which agreement shall be subject to the review of, and be in a form reasonably acceptable to, each of the Company and the Stockholder Representative, pursuant to which Parent shall appoint American Stock Transfer & Trust Company (the “Exchange Agent”) to act as exchange agent hereunder for the purpose of distributing the Aggregate Estimated Merger Consideration and any other amounts payable under this Agreement.

                              (b) Exchange Fund. Upon the Closing Date, Parent shall deposit with the Exchange Agent, in trust for the benefit of the stockholders of the Company and the Optionholders, (i) cash and Parent Common Stock in an aggregate amount sufficient to pay the Aggregate Estimated Merger Consideration, less the General Escrow Amount (as defined below) and the Working Capital Escrow Amount (as defined below) to be deposited with the Escrow Agent pursuant to the provisions of Article X and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 3.6 (the “Exchange Fund”). For the avoidance of doubt, the consideration payable to the Optionholders shall not be reduced by either the General Escrow Amount or the Working Capital Escrow Amount, and the Optionholders shall have no right to receive any portion of the General Escrow Amount or the Working Capital Escrow Amount. From time to time after the Closing Date, Parent shall promptly deposit with the Exchange Agent such amounts, if any, from the Working Capital Escrow Fund and the General Escrow Fund to be added to the Exchange Fund. The Exchange Agent shall invest the cash portion of the Exchange Fund in an insured deposit account, as directed by Parent, and any interest or other earnings with respect thereto shall be paid to Parent as and when requested by Parent.

                    3.8 Exchange Procedures.

                              (a) As soon as reasonably practicable after the Effective Time (but in no event later than five (5) days following the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail (i) to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) (A) a letter of transmittal, in customary form, which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and the holders are agreeing to appoint the Stockholder Representative upon the terms set forth in Section 10.5 of this Agreement, and (B) instructions for effecting the surrender of such Certificates in exchange for a portion of the Aggregate Estimated Merger Consideration, and (ii) to each Optionholder a letter of transmittal, in customary form. Upon surrender of a Certificate and/or a letter of transmittal (or other documentation in compliance with Section 3.11 hereof) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, (i) a stockholder delivering such documents shall be entitled to receive in exchange therefor (A) its respective portion of the Aggregate Estimated Merger Consideration, less the portion of the Aggregate Estimated Merger Consideration allocable to such stockholder that has been deposited in the General Escrow Fund and the Working Capital Escrow Fund pursuant to Section 10.2 and Section 10.3, respectively, as applicable, and (B) cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.6, and (ii) an Optionholder delivering such documents shall be entitled to receive in exchange therefor its respective portion of the Aggregate Estimated Cash Consideration. No later than five (5) Business Days prior to the Closing Date, Parent shall deliver the form of letter of transmittal to the Company and the Stockholder Representative and prior to the Closing shall make such changes to the form as either shall reasonably request. The final form of letter of transmittal shall be in a form reasonably acceptable to the Company and the Stockholder Representative. If requested by the Stockholder Representative, the Surviving Corporation shall promptly provide the Stockholder Representative, at the expense of the Stockholder Representative, with copies of the executed letters of transmittal.

                              (b) Except as provided in Section 3.2(f)(iv), no interest will be paid or will accrue on any Aggregate Estimated Merger Consideration and any other amounts payable under this Article III. All payments of the Aggregate Estimated Merger Consideration and any other amounts payable under this Article III made by the Exchange Agent shall be made by wire transfer or check and delivered in person or by mail to the address specified in the applicable letter of transmittal.

                              (c) In the event of a transfer of ownership of Company Capital Stock prior to the Effective Time which is not registered in the transfer records of the Company, the Aggregate Estimated Merger Consideration and any other amounts payable under this Article III shall be payable to such transferee if the Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, each in the sole and reasonable discretion of the Exchange Agent.

                    3.9 Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company and the Optionholders on the date that is one hundred eighty (180) days after the Effective Time shall be delivered to Parent, and any stockholders of the Company and any Optionholders who have not theretofore complied with this Article III shall thereafter look only to Parent for its respective portion of the Aggregate Estimated Merger Consideration and any other amounts payable under this Article III with respect to the Company Capital Stock or Company Stock Options formerly represented thereby to which such stockholders or Optionholders, as applicable, are entitled pursuant to this Article III, and Parent shall, upon the request of any such former stockholder of the Company or former Optionholder, promptly pay to such former stockholder or former Optionholder the portion of the Aggregate Estimated Merger Consideration to which he, she or it is entitled, less, only in the case of stockholders of the Company, the portion of the Aggregate Estimated Merger Consideration allocable to such stockholder that has been deposited in the General Escrow Fund and the Working Capital Escrow Fund pursuant to Section 10.2 and Section 10.3 hereof, respectively, as applicable. Any such portion of the Exchange Fund remaining unclaimed by former stockholders of the Company or former Optionholders on the date that is five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority pursuant to applicable Law) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Stockholder Representative or the Exchange Agent shall be liable to any Person in respect of any Aggregate Estimated Merger Consideration and any other amounts payable under this Article III from the Exchange Fund delivered to a public official pursuant to and in full compliance with any applicable abandoned property, escheat or similar applicable Law.

                    3.10 No Further Ownership Rights in Company Capital Stock. As of the Effective Time, all Certificates representing Company Capital Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each stockholder of the Company shall cease to have any rights with respect to such stockholder’s Certificates, except for the right to receive its respective portion of the Aggregate Estimated Merger Consideration and any other amounts payable under this Agreement upon surrender of such Certificate in accordance with Section 3.8 (other than Certificates representing Company Capital Stock to be cancelled in accordance with Section 3.1(f) and for Dissenting Shares).

                    3.11 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount and for such reasonable period of time as Parent may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Estimated Merger Consideration and any other amounts payable under this Article III with respect to the Company Capital Stock formerly represented thereby.

                    3.12 Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled, with respect to payments made by each such entity, to deduct and withhold from the Aggregate Estimated Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or under any applicable Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the stockholders of the Company or the Optionholders, as the case may be, in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be. Any amounts deducted and withheld pursuant to this Section 3.12 shall be remitted to the appropriate Taxing Authority in accordance with applicable Law.

                    3.13 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company.

                    3.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation and Parent shall, in the name of their respective corporations or otherwise, be fully authorized to take all such lawful and necessary action to the extent not inconsistent with the terms of this Agreement or the rights of the stockholders of the Company or the Optionholders.

                    3.15 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Capital Stock held by persons who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with applicable Law (“Dissenting Shares”) and as of the Effective Time have neither effectively withdrawn nor lost any right to such appraisal, shall not be converted into or represent a right to receive the Aggregate Estimated Merger Consideration and any other amounts payable under this Article III attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with applicable Law, unless and until such stockholders fail to perfect, effectively withdraw or otherwise lose their appraisal rights under applicable Law. Notwithstanding the foregoing, if any dissenting stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Aggregate Estimated Merger Consideration and any other amounts payable under this Article III, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 3.8. Prior to the Closing, the Company shall provide Parent prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Capital Stock, the withdrawal of such demands and any other related instruments served pursuant to applicable Law and received by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    Except as disclosed in a document of even date herewith and delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

                    4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect.

                    4.2 Authorization of Agreement.

                              (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby, except the adoption and approval of each of (i) this Agreement and the Merger and (ii) the Charter Amendment by the Company Requisite Vote (as defined below). This Agreement has been, and, when executed at Closing, each other Transaction Document to which it is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                              (b) The affirmative vote of (i) holders of a majority of the voting power of the Company Common Stock and the Company Preferred Stock (voting on an as-converted basis), voting as a single class, and (ii) holders of not less than sixty-two and one half percent (62.5%) of the Company Preferred Stock, voting as a single class (the “Company Requisite Vote”), are the only votes of the stockholders of the Company necessary to adopt this

Agreement and approve the Merger. No other vote of the stockholders of the Company is necessary to approve any of the transactions contemplated by this Agreement.

                              (c) As of the date of this Agreement, the board of directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger.

                    4.3 Conflicts; Consents of Governmental Authorities.

                              (a) Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Company of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens (other than Permitted Liens) upon any of the properties or assets of Company or any Subsidiary under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company or any Subsidiary, (ii) any Material Contract (as defined below) or material Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound, (iii) any Order of any Governmental Authority specifically applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary as of the date hereof, or (iv) any applicable Law, except in the cases of clauses (iii) and (iv) for such conflicts, violations or defaults that would not have a Company Material Adverse Effect.

                              (b) Except for (i) the filing of the Certificate of Merger and the Certificate of Amendment with respect to the Charter Amendment as required by the DGCL, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act, and (iii) as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company or any Subsidiary in connection with (A) the execution and delivery of this Agreement or any other Transaction Document by the Company, the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or (B) the continuing validity and effectiveness immediately following the Closing of any material Permit or Material Contract of the Company or any Subsidiary, other than consents, waivers, approvals, Orders, Permits, authorizations, declarations or notices which if not obtained or made would not have a Company Material Adverse Effect or, in the case of clause (A) above, would not materially affect the ability of the Company to consummate the transactions contemplated hereby.

                    4.4 Capitalization.

                              (a) The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock, par value $0.0001 per share, and 133,844,083 shares of Preferred Stock, par value $0.0001 per share, of which 3,000,000 shares have been designated Series A Preferred Stock, 1,300,000 shares have been designated Series B Preferred Stock, 3,010,029 shares have been designated Series C Preferred Stock, 9,000,000 shares have been designated Series D Preferred Stock, 12,397,483 shares have been designated Series E Preferred Stock, 16,365,778 shares have been designated Series F Preferred Stock, 13,397,345 shares have been designated Series G Preferred Stock, 4,451,857 shares have been designated Series H Preferred Stock, 10,016,678 shares have been designated Series I Preferred Stock, 10,676,445 shares have been designated Series J Preferred Stock, 21,696,811 shares have been designated Series K Preferred Stock, 3,531,657 shares have been designated Series L Preferred Stock, and 5,000,000 shares have been designated Series N Preferred Stock. As of the date of this Agreement, there were 16,674,901 shares of Common Stock, 3,000,000 shares of Series A Preferred Stock, 1,231,627 shares of Series B Preferred Stock, 3,010,029 shares of Series C Preferred Stock, 8,216,927 shares of Series D Preferred Stock, 12,397,483 shares of Series E Preferred Stock, 9,487,112 shares of Series F Preferred Stock, 9,842,345 shares of Series G Preferred Stock, 4,451,857 shares of Series H Preferred Stock, 9,571,492 shares of Series I Preferred Stock, 10,426,445 shares of Series J Preferred Stock, 10,178,053 shares of Series K Preferred Stock, 2,648,743 shares of Series L Preferred Stock and no shares of Series N Preferred Stock issued and outstanding. All of such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive rights pursuant to applicable Law or in the Company’s certificate of incorporation. All issued and outstanding shares of Company Capital Stock have been issued in compliance in all material respects with the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities Laws. A true and complete list of record holders of the issued and outstanding Company Capital Stock as of the date of this Agreement is set forth on Schedule 4.4(a).

                              (b) The Liquidation Preference of the Series A Preferred Stock is $0.02494 per share, and the conversion ratio of the Series A Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series B Preferred Stock is $0.07696 per share, and the conversion ratio of the Series B Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series C Preferred Stock is $0.10938 per share, and the conversion ratio of the Series C Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series D Preferred Stock is $0.16190 per share, and the conversion ratio of the Series D Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series E Preferred Stock is $0.34874 per share, and the conversion ratio of the Series E Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series F Preferred Stock is $0.34874 per share, and the conversion ratio of the Series F Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series G Preferred Stock is $0.99772, and the conversion ratio of the Series G Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series H Preferred Stock is $0.07470, and the conversion ratio of the Series H Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series I Preferred Stock is $0.14942, and the conversion ratio of the Series I Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series J Preferred Stock is $0.70968, and the conversion ratio of the Series J Preferred Stock is one (1) to one (1).

The Liquidation Preference of the Series K Preferred Stock is $0.70968, and the conversion ratio of the Series K Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series L Preferred Stock is $0.98012, and the conversion ratio of the Series L Preferred Stock is one (1) to one (1). The Liquidation Preference of the Series N Preferred Stock is $0.36583, and the conversion ratio of the Series N Preferred Stock is one (1) to one (1). In the Merger, each series of Company Preferred Stock that does not otherwise convert to Company Common Stock will be entitled to receive its Liquidation Preference and will have no further right to participate in or receive any additional consideration.

                              (c) Except as set forth on Schedule 4.4(c) and except as a result of any exercise, termination or cancellation of any security or right prior to Closing, there is no existing option, warrant, call, right or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company. Except as set forth on Schedule 4.4(c) and for any stock purchase Contracts for any shares of Company Capital Stock outstanding on the date hereof, the Company is not a party to any voting trust or other Contract which is currently in effect with respect to the voting, redemption, sale, transfer or other disposition of Company Capital Stock. All outstanding Company Stock Options have been issued in compliance in all material respects with the Securities Act and all applicable state securities Laws, other than any instances of non-compliance disclosed by the Company to Parent on or prior to the date hereof. Schedule 4.4(c) sets forth as of the date specified in such schedule a true and complete list of record holders of the Company Stock Options. Except as set forth on Schedule 4.4(c), true and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans have been made available to Parent, such agreements and instruments have not been amended, modified or supplemented, and there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.

                    4.5 Subsidiaries; Investments.

                              (a) Schedule 4.5(a) sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where failure to so qualify would not have a Company Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary have been validly issued and are fully paid and non-

assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens, except for restrictions on transfer arising under applicable securities Laws or as set forth on Schedule 4.5(a). No shares of capital stock are held by any Subsidiary as treasury stock. Except as set forth on Schedule 4.5(a), there is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary.

                              (b) Web Wisher, Inc., a corporation organized under the laws of Delaware and a Subsidiary of the Company, has no operations, holds no assets and has no Indebtedness, liabilities or other obligations. Wedcom Europe N.V., a corporation organized under the laws of the Netherlands and a former Subsidiary of the Company, has been liquidated and dissolved in accordance with applicable Law.

                              (c) Except as set forth on Schedule 4.5(c), neither the Company nor any Subsidiary owns any equity securities of any Person.

                    4.6 Corporate Records.

                              (a) The Company has delivered or otherwise made available to Parent and Merger Sub true, correct and complete copies of the certificate of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and bylaws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each Subsidiary.

                              (b) The minute books of the Company and each Subsidiary previously made available to Parent and Merger Sub contain a materially complete summary of all meetings and other corporate actions of the stockholders and board of directors (including committees thereof) of the Company and the Subsidiaries.

                    4.7 Financial Statements.

                              (a) Set forth on Schedule 4.7(a) are copies of (i) the audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2004 and 2003 and the related audited consolidated statements of operations and cash flows of the Company and the Subsidiaries for the years then ended, (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2005 and the related consolidated statements of operations and cash flows of the Company and the Subsidiaries for the year then ended (the “Unaudited 2005 Financial Statements”) and (iii) the unaudited consolidated balance sheets of the Company and the Subsidiaries as at March 31, 2006 and the related unaudited consolidated statements of operations and cash flows of the Company and the Subsidiaries for the period then ended (including the related notes and schedules thereto, the “Interim Financial Statements” and, together with the audited and unaudited financial statements referenced in clauses (i) and (ii), including the related notes and schedules thereto, the “Financial Statements”). Except as set forth on Schedule 4.7(a), as may be indicated in the notes thereto or, in the case of the audited financials, as set forth in the auditor’s opinion, the Financial Statements have been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein, subject in the case of the Unaudited 2005 Financial Statements and the Interim Financial Statements to the absence of footnotes.

                              (b) The Company and the Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of their respective assets. Except as set forth on Schedule 4.7(b), to the Company’s Knowledge, there are no significant deficiencies, including material weaknesses, in the design or operation of the internal control over financial reporting that could reasonably be expected to adversely affect the Company’s ability to initiate, authorize, record, process, or report external financial data in accordance with GAAP such that there is more than a remote likelihood that a misstatement of the Financial Statements that is more than inconsequential will not be prevented or detected. To the Company’s Knowledge there is no fraud, suspected fraud or allegation of fraud affecting the Company by management of the Company, employees who have significant roles in the Company’s internal controls or other employees of the Company whose fraud could have a material effect on the Financial Statements.

                    4.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.8, from March 31, 2006 to the date of this Agreement, there has not been a Company Material Adverse Effect. Except as contemplated by this Agreement or as set forth on Schedule 4.8, since March 31, 2006 until the date of this Agreement:

                              (a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $50,000 for any single loss or $150,000 for all such losses;

                              (b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of Company Capital Stock or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of Company Capital Stock or other securities of, or other ownership interest in, the Company or any Subsidiary (other than the issuance of Company Capital Stock pursuant to the exercise of stock options or warrants granted prior to the date hereof or the repurchase, redemption or acquisition of shares of Company Capital Stock or Company Stock Options from employees upon termination of employment);

                              (c) neither the Company nor any Subsidiary has (i) awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to the fiscal year ended December 31, 2005, except to the extent previously paid or accrued on the Balance Sheet, (ii) entered into any employment (other than offer letters or consulting agreements), deferred compensation, severance or similar agreement (nor amended any such agreement), (iii) agreed to materially increase the compensation payable or to become payable by it to any of the

Company’s or any Subsidiary’s directors, officers, employees or consultants, or (iv) agreed to increase the coverage or benefits available under any termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees or consultants, except as required by applicable Law or the terms of any such plan or agreement;

                              (d) there has not been any material change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

                              (e) neither the Company nor any Subsidiary has made or rescinded any material election relating to Taxes or settled or compromised any material claim relating to Taxes;

                              (f) neither the Company nor any Subsidiary has failed to promptly pay and discharge current liabilities except in the Ordinary Course of Business or except where disputed in good faith by appropriate proceedings;

                              (g) neither the Company nor any Subsidiary has (i) made any loans or advances to any Person (other than loans or advances to employees of the Company in the Ordinary Course of Business), (ii) made any capital contributions to or investments in any third party, or (iii) paid any fees or expenses to any director, officer, stockholder or Affiliate of the Company in excess of $50,000 in the aggregate;

                              (h) neither the Company nor any Subsidiary has mortgaged, pledged or subjected to any Lien (except for Permitted Liens) any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

                              (i) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability, except in the Ordinary Course of Business or which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;

                              (j) neither the Company nor any Subsidiary has cancelled or compromised any debt or claim or amended, cancelled, terminated, relinquished, waived or released any Material Contract or right except in the Ordinary Course of Business or which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;

                              (k) neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $125,000 in the aggregate;

                              (l) neither the Company nor any Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness in excess of $50,000 in the aggregate;

                              (m) the Company has not granted any exclusive license other than in the Ordinary Course of Business or transferred, assigned or conveyed to any Person any ownership interest in or to any material Intellectual Property (for the purposes of this Section 4.8(m),and for the purposes of clarity, “ownership interest” does not mean a non-exclusive license);

                              (n) neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding; and

                              (o) neither the Company nor any Subsidiary has agreed, committed, arranged or entered into any written understanding to do anything set forth in this Section 4.8.

                    4.9 Taxes. Except as set forth on Schedule 4.9:

                              (a) (i) All income, franchise and other material Tax Returns required to be filed by or on behalf of the Company and any Subsidiary or any Affiliated Group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects, and (ii) all Taxes shown on such returns and all other material amounts of Taxes (whether or not required to be shown on any Tax Return) payable by or on behalf of the Company and any Subsidiary or any Affiliated Group of which the Company or any Subsidiary is or was a member have been fully and timely paid. With respect to any period prior to March 31, 2006 for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has established adequate reserves in the Financial Statements and its books and records as determined in accordance with GAAP.

                              (b) The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

                              (c) The Company has made available to Parent and Merger Sub complete copies of (i) all federal, state, local and foreign income, franchise and all other material Tax Returns of the Company and the Subsidiaries relating to the taxable periods since December 31, 2002 and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to the Company or any Subsidiary. Except as disclosed on Schedule 4.9(c), (i) no income, franchise or any other material Tax Return filed by or on behalf of the Company or any Subsidiary has been the subject of any examination by any relevant Taxing Authority or (ii) the statute of limitations with respect to such Tax Returns has expired.

                              (d) No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

                              (e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any

Subsidiary have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Company or any Subsidiary received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation.

                              (f) Neither the Company nor any Subsidiary nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

                              (g) No property owned by the Company or any Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

                              (h) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

                              (i) There is no Contract, plan or arrangement covering any person that, individually or collectively, in connection with the transactions contemplated by this Agreement, will give rise to the payment of any amount that would not be deductible by Parent or the Surviving Corporation or their respective Affiliates by reason of Section 280G of the Code.

                              (j) Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

                              (k) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary (except for Permitted Liens).

                              (l) Neither the Company nor any Subsidiary (i) is or has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent and (ii) has any liability for Taxes of another person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law).

                              (m) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section

355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

                              (n) The Company and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code and have not engaged in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

                              (o) Neither the Company nor any Subsidiary has, or has ever had, a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such jurisdiction.

                              (p) Neither the Company nor any Subsidiary has been or is now a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

                              (q) None of the assets of the Company or any Subsidiary is an interest in a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

                              (r) Section 4.8(d), Section 4.8(e) and this Section 4.9 constitute the sole and exclusive representations and warranties of the Company with respect to taxes and any claim of breach of a representation or warranty regarding Taxes shall be made only under Sections 4.8(d), Section 4.8(e) and this Section 4.9 and shall not be made under any other representation or warranty.

                    4.10 Real Property.

                              (a) Schedule 4.10(a) sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries as lessee or sublessor (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and such related properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The Company and the Subsidiaries do not currently own, and have never in the past owned, any real property. The Company Property constitutes all leased interests in real property currently used in connection with the business of the Company and the Subsidiaries. The Company has delivered or otherwise made available to Parent and Merger Sub true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. Subject only to the receipt of the consents set forth on Schedule 4.3(b), the Company and the Subsidiaries have a valid and enforceable leasehold interest under each of the Real Property Leases.

                              (b) Since May 1, 2003, the Company has not received any notice from any insurance company that has issued to the Company a policy with respect to any

Company Property requiring performance of any material structural or other repairs or alterations to such Company Property.

                              (c) Neither the Company nor any Subsidiary owns or holds, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

                    4.11 Tangible Personal Property.

                              (a) The Company and the Subsidiaries have good title to all of the material items of tangible personal property reflected on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Liens (except for Permitted Liens). All such items of tangible personal property which are material to the operation of the business of the Company and the Subsidiaries taken as a whole are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) except as would not reasonably be expected to be material to the Company and the Subsidiaries taken as a whole.

                              (b) Schedule 4.11(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $100,000 relating to personal property used in the business of the Company or any Subsidiary or to which the Company or any Subsidiary is a party or by which the properties or assets of the Company or any Subsidiary is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted), and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered or otherwise made available to Parent and Merger Sub true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

                    4.12 Intellectual Property.

                              (a) Schedule 4.12(a) sets forth an accurate and complete list of all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and Internet domain names owned or applied for or filed by Company or any Subsidiary (“Registered Intellectual Property”). Schedule 4.12(a) lists (i) the record owner of each such item of Registered Intellectual Property, (ii) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed, and (iii) the registration or application date, as applicable.

                              (b) Except as set forth on Schedule 4.12(b), the Company or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to all of the Registered Intellectual Property listed or required to be listed on Schedule 4.12(a). The Company or a Subsidiary is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Company Intellectual Property and Company Technology as the same is used, sold, licensed and otherwise commercially exploited by the Company or the Subsidiaries in the business as presently conducted, free and clear of all Liens (for the avoidance of doubt, solely for the purposes of this Section 4.12(b), “Liens” does not include the grant of any license under the Intellectual Property Licenses).

                              (c) Except as set forth on Schedule 4.12(c), to the Knowledge of the Company, the Company Intellectual Property and Company Technology, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the business as presently conducted, and the present business practices, methods and operations of the Company and the Subsidiaries, do not infringe, constitute an unauthorized use or misappropriation of, dilute or violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or Contract to which the Company or any Subsidiary is a party, and including any Intellectual Property that exists with respect to open source Software or other Intellectual Property publicly available). The Company Intellectual Property and Company Technology owned by or licensed to the Company and the Subsidiaries include all of the Intellectual Property necessary and sufficient to enable the Company and the Subsidiaries to conduct the business in the manner in which such business is currently being conducted.

                              (d) Except as set forth on Schedule 4.12(d), to the Knowledge of the Company, no Person is infringing, violating, diluting or misappropriating any Company Intellectual Property or Company Technology and no written claims or, to the Knowledge of the Company, unwritten claims have been made since May 1, 2003 against any Person by the Company or any Subsidiary (including employees and former employees of the Company or any Subsidiary).

                              (e) No material Trade Secret of the Company or any Subsidiary has been authorized to be disclosed or has been actually disclosed by the Company or any Subsidiary to any employee or any third Person other than pursuant to a written non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property and Company Technology. The Company and the Subsidiaries have taken reasonable security measures to protect the confidentiality of all Trade Secrets of the Company and the Subsidiaries (and any confidential information owned by a third Person to whom the Company or any Subsidiary has a confidentiality obligation), which measures are reasonable in the industry in which the business operates. Each employee, consultant and independent contractor of the Company and the Subsidiaries has entered into a written non-disclosure and invention assignment agreement with the Company or such Subsidiary in a form made available to Purchaser prior to the date hereof.

                              (f) Except as set forth on Schedule 4.12(f), as of the date hereof, neither the Company nor any of the Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings that involve a claim of infringement, misappropriation, dilution or violation by any Person against the Company or any Subsidiary or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology. Except as set forth on Schedule 4.12(f), the Company and the Subsidiaries have not received written (including by electronic mail) notice of any such threatened claim since May 1, 2003. Except as set forth on Schedule 4.12(f), to the Knowledge of the Company, the Company Intellectual Property, and all of the Company’s and the

Subsidiaries’ rights in and to the Company Intellectual Property and Company Technology, are valid and enforceable.

                              (g) Schedule 4.12(g) sets forth a complete and accurate list of (i) all Software developed by or for the Company or any Subsidiary and (ii) all Software not exclusively owned by the Company or any Subsidiary and incorporated, embedded or bundled with any Software listed in subclause (i) above (excluding such Software licensed to the Company or any Subsidiary under a shrink-wrap or click through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $50,000). Except as set forth on Schedule 4.12(g), the Company and the Subsidiaries have not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Software developed, licensed, distributed or otherwise exploited by or for the Company or any Subsidiary.

                              (h) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to any applicable Intellectual Property Licenses set forth on Schedule 4.13(a)(ii), neither the Company nor any of the Subsidiaries, except as set forth on Schedule 4.12(h), has failed to make any payments, or is required or under any obligation to make any annual payments in excess of $100,000 to any Person, by way of royalties, fees or otherwise or provide any other consideration of any kind for a value in excess of $100,000, to any owner or licensor of, or other claimant to, any Intellectual Property or Technology or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company and the Subsidiaries as currently conducted.

                              (i) Except as set forth on Schedule 4.12(i), the Company and the Subsidiaries have not licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related documentation for any Software developed by or for the Company or any Subsidiary (for the purposes of this Section 4.12(i), and for the purposes of clarity, the foregoing does not apply to employees, consultants or independent contractors of the Company or any of the Subsidiaries who have written confidentiality obligations to the Company or any of the Subsidiaries with respect to such source code and related documentation). The Company and the Subsidiaries are not currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Company or any of the Subsidiaries to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Software.

                              (j) All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered Intellectual Property (or any Intellectual Property required to have been listed on Schedule 4.12(a)) have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Registered Intellectual Property have been timely filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Registered Intellectual Property and all issuances, registrations and applications therefor except where the Company has, in its reasonable business judgment, decided to abandon such Registered Intellectual Property (or any Intellectual Property required to have been listed on Schedule 4.12(a)). Except as set forth on Schedule 4.12(j), there are no annuities, payments, fees, responses to office actions or other filings necessary to be made and having a due date with respect to any such Company Intellectual Property within ninety (90) days after the date of this Agreement.

                              (k) The Company or a Subsidiary has obtained and maintained, in the name of the Company or such Subsidiary, U.S. trademark registrations for each of the Marks set forth on Schedule 4.12(k) for the products and services of the Company and the relevant Subsidiaries in each classification indicated. No registration obtained by the Company or any Subsidiary for any of such Marks has been cancelled, abandoned or not renewed except where the Company or such Subsidiary has, in its reasonable business judgment, decided to cancel, abandon or not renew such registration. There is no break or lapse in the chain of title of any of such Marks or registrations.

                              (l) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Surviving Corporation’s right to (i) own any of the material Company Intellectual Property or material Company Technology or (ii) use any material Company Intellectual Property or material Company Technology.

                              (m) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company or a Subsidiary or, to the Knowledge of the Company, by any third Person of any license with respect to any Company Intellectual Property or Company Technology to any third Person pursuant to any Contract to which the Company or any Subsidiary is a party or by which any assets or properties of the Company or any Subsidiary is bound.

                    4.13 Material Contracts.

                              (a) Schedule 4.13(a) sets forth all of the following Contracts to which the Company or any Subsidiary is a party or by which it is bound and which are still in effect (the “Material Contracts”):

(i) Registry Contracts and any distributor, marketing or advertising Contracts requiring payments in excess of $50,000 annually;

                              (ii) Contracts (A) relating to the acquisition, use, transfer, development, sharing or license of material Intellectual Property or material Technology (including Intellectual Property Licenses), excluding licenses for Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $50,000 or (B) containing a covenant limiting the Company’s ability to use or exploit fully any material Intellectual Property or material Technology;

(iii) Real Property Leases and Personal Property Leases;

(iv) Contracts that obligate the Company to pay royalties over $50,000 per year on the sale or license of Company products or use of Intellectual Property;

(v) Continuing Contracts for the purchase of materials, supplies, equipment or services, including all amendments thereto involving amounts in excess of $50,000 annually;

                              (vi) Contracts for the sale of any of the assets of the Company or any Subsidiary requiring payments in excess of $50,000 other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its material assets or relating to the acquisition by the Company or any Subsidiary of any operating business or the capital stock of any other Person;

(vii) Contracts for joint ventures, strategic alliances or partnerships;

                              (viii) Contracts containing covenants of the Company or any Subsidiary not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company or any Subsidiary in any line of business or in any geographical area;

(ix) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness in an amount in excess of $50,000 or imposing a Lien (other than Permitted Liens) on any of its material assets;

(x) Contracts under which the Company or any Subsidiary has made advances or loans to any other Person (other than to employees in the Ordinary Course of Business);

                              (xi) Contracts relating to (A) employment that cannot be terminated within one (1) year from the Closing Date involving annual payments in excess of $100,000 and (B) severance, retention or change in control involving payments or potential payments in excess of $100,000; and

(xii) Contracts (or group of related contracts) which involve the expenditure of more than $100,000 annually or $500,000 in the aggregate.

Subject only to the receipt of any consents listed on Schedule 4.3(a) and Schedule 4.3(b) and the expiration in accordance with its terms, each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or the Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in default thereunder, and, except as set forth on Schedule 4.3(a) and Schedule 4.3(b), no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, except in each case for such a default that would not be material to the Company and the Subsidiaries taken as a whole. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has delivered or otherwise made available to Parent and Merger Sub true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

                              (b) Each of the Contracts set forth on Schedule 4.13(b) has either been validly terminated in accordance with its terms on or prior to the date hereof or the Company and the Subsidiaries do not have any remaining liabilities or obligations in excess of $5,000 in the aggregate with respect to such contracts.

                    4.14 Employee Benefit Plans.

                              (a) Schedule 4.14(a) sets forth a correct and complete list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other employee benefit plans, policies, agreements or arrangements, and (iii) all payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any Subsidiary has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any Subsidiary (collectively, the “Company Plans”).

                              (b) Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions, and (vi) written summaries of all material non-written Company Plans.

                              (c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Law (other than any instances of non-compliance with the Securities Act and state securities Laws regarding the issuance of Company Stock Options disclosed by the Company to Parent on or prior to the date hereof) and neither the Company (or any Subsidiary) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan. There are no pending actions, claims or lawsuits arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that would reasonably be expected to form the basis for any such claim or lawsuit.

                              (d) None of the Company Plans is subject to Title IV of ERISA or is a multiemployer plan described in Section 3(37) of ERISA. Neither the Company nor any Subsidiary has any obligation or liability (contingent or otherwise) with respect to any employee benefit plan subject to Title IV of ERISA by reason of being under common control or treated as a single employer with another entity within the meaning of Section 414(b), (c), (m) or (o) of the Code.

                              (e) None of the Company Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provides for continuing benefits coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state, local or foreign Law and at the expense of the participant or the participant’s beneficiary.

                              (f) Except as set forth on Schedule 4.14(f) or expressly contemplated by the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

                              (g) This Section 4.14, Section 4.9(b) and Section 4.9(i) constitute the sole and exclusive representations and warranties of the Company with respect to any matters relating to Company Plans.

                    4.15 Labor.

                              (a) No employees are represented by any labor organization. Neither the Company nor any Subsidiary is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any Subsidiary.

                              (b) No labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees of the Company or any Subsidiary.

                              (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary. There are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

                              (d) There are no complaints, charges or claims against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company or any Subsidiary, of any individual, except for those which would not reasonably be expected to be material to the Company and the Subsidiaries taken as a whole. Each of the Company and the Subsidiaries is in material compliance with all Laws relating to employment, including all such Laws relating to wages, hours, discrimination, civil rights, safety and health and workers’ compensation, except for immaterial non-compliance. Except as set forth on Schedule 4.15(d), there has been no “mass layoff” or “plant closing” (as defined by WARN or any similar, applicable state or local “mass layoff” or “plant closing” Law) with respect to the Company or any Subsidiary within the six (6) months prior to Closing.

                    4.16 Litigation. Except as set forth on Schedule 4.16, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary (or, to the Knowledge of the Company, pending or threatened against any of the officers, directors or employees of the Company or any Subsidiary with respect to their business activities on behalf of the Company), or to which the Company or any Subsidiary is otherwise a party before any Governmental Authority, other than that which would not reasonably be expected to be material to the Company and the Subsidiaries taken as a whole. Except as set forth on Schedule 4.16, neither the Company nor any Subsidiary is subject to any settlement or compromise of a Legal Proceeding that is material to the Company and the Subsidiaries taken as a whole. Except as set forth on Schedule 4.16, neither the Company nor any Subsidiary is subject to any Order solely applicable to it. Except as set forth on Schedule 4.16, neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

                    4.17 Compliance with Laws; Permits.

                              (a) The Company and the Subsidiaries are in compliance with all applicable Law, except for such instances of non-compliance which would not reasonably be expected to be material to the Company and the Subsidiaries taken as a whole. Since May 1, 2003, neither the Company nor any Subsidiary has received any written notice of or been charged with a material violation of any applicable Law. To the Knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to the material violation of any applicable Law.

                              (b) Schedule 4.17(b) contains a list of all material Permits which are required for the operation of the business of the Company and the Subsidiaries as presently conducted. Except as set forth on Schedule 4.17(b), the Company and the Subsidiaries currently have all material Permits which are required for the operation of their respective businesses as presently conducted. Subject to the receipt of any consents listed on Schedule 4.3(a) and Schedule 4.3(b), none of the Company or any Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any material Permit to which it is a party, to which its business is subject or by which its properties or assets are bound except for defaults and failures which would not be expected to have a Company Material Adverse Effect.

                    4.18 Environmental Matters. Except as set forth on Schedule 4.18, since May 1, 2003, (a) all Hazardous Materials used by the Company or any Subsidiary have been disposed of in material compliance with all Environmental Laws, (b) neither the Company nor any Subsidiary has received any written notice of any material noncompliance of the Facilities or of its past or present operations with Environmental Laws, (c) no notices, administrative actions or suits are pending or threatened in writing against the Company or any Subsidiary relating to Hazardous Materials or a material violation of any Environmental Laws, (d) the Company’s and the Subsidiaries’ uses and activities in the Facilities have, since May 1, 2003, complied in all material respects with all Environmental Laws, and (e) the Company and the Subsidiaries have all material Permits and licenses required to be issued in connection with Environmental Laws and the Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of such material Permits and licenses except for such violations and failures to be in compliance described in clauses (a) through (e) that would not, individually or in the aggregate, constitute a Company Material Adverse Effect. This Section 4.18 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matter, including, without limitation, any arising under Environmental Laws or related to Hazardous Materials.

                    4.19 Insurance. The Company and the Subsidiaries have insurance policies in full force and effect (until the Effective Time) for such amounts as are sufficient for all material requirements of Law and all Contracts to which the Company or any Subsidiary is a party or by which it is bound. Set forth on Schedule 4.19 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any Subsidiary setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage. Except as set forth on Schedule 4.19, the Company has not received notice of any retroactive material upward adjustment in premiums under any such insurance policies in the last three (3) years. Excluding insurance policies that have expired and have been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last three (3) years and, to the Knowledge of the Company, no written threat has been made to cancel any insurance policy of the Company or any Subsidiary during such period.

                    4.20 Related Party Transactions. Except as set forth on Schedule 4.20, none of the directors or officers of the Company or any Subsidiary or stockholders holding greater than nine percent (9%) of the Company Capital Stock is (a) a creditor or debtor of the Company or any Subsidiary or (b) a party to any Material Contract with the Company or any Subsidiary.

                    4.21 Bank Accounts. Schedule 4.21 contains a complete and correct list of each bank account or safe deposit box of the Company and the Subsidiaries, the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.21, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

                    4.22 Affiliates. Set forth on Schedule 4.22 is an accurate and complete list of all “Affiliates” of the Company within the meaning of Rule 405 promulgated under the Securities Act as of the date hereof.

                    4.23 Financial Advisors. Except as disclosed on Schedule 4.23, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement or any other Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof.

                    4.24 Federated and Amazon. In accordance with the terms of the Fourth Amended and Restated Voting Agreement, dated July 27, 2000, by and among the Company and the other parties thereto (the “Company Voting Agreement”), the Company delivered the notices required to be delivered thereunder to Federated Department Stores, Inc. (“Federated”) and Amazon.com, Inc. (“Amazon”) in connection with a change of control transaction on December 14, 2005. During the fifteen (15) day period after Amazon’s receipt of such notice, Amazon and the Company did not reach agreement on the terms of a change of control transaction. On or prior to the date hereof, Federated delivered to the Company a written waiver of its rights regarding a change of control transaction under the Company Voting Agreement. The Company has provided true, correct and complete copies of such notice and such waiver to Parent. The Company has taken all actions required to be taken by it under Section 3.1 of the Company Voting Agreement with respect to Federated and Amazon regarding the transactions contemplated by this Agreement and represents and warrants that neither Federated nor Amazon has any continuing rights under Section 3.1 of the Company Voting Agreement with respect to the transactions contemplated hereby.

                    4.25 Disposition of Equity Interest in Pictage. The Company sold, or committed to sell, its right, title and interest in and to its entire equity interest in Pictage, Inc. (“Pictage”) in connection with the merger of Pictage and Photo Merger Sub (“Photo Merger Sub”), a wholly owned subsidiary of Photo Holdings, Inc. (“Photo Holdings”), as contemplated by that certain Merger Agreement (the “Pictage Agreement”), by and among Pictage, Photo Merger Sub and Photo Holdings (the “Pictage Sale”), and the transactions contemplated thereby. The Pictage Sale did not, and will not, create any obligation for, or liability of, the Surviving Corporation following the Closing, other than as set forth on Schedule 4.25, reflected in the Interim Financial Statements or included in the Working Capital Adjustment in Section 3.2 of this Agreement.

                    4.26 Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.8, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Hearing Notice (as defined below), the Permit Application (as defined below) or the Information Statement or, if applicable, the Parent Proxy Statement and/or the Registration Statement (as defined below) will at the time the Hearing Notice is delivered to holders of Company Capital Stock, with respect to the Information Statement, at all times up to the Effective Time, and, if applicable, at the time the Parent Proxy Statement is first mailed to stockholders of Parent and at the time the Registration Statement is filed with the Securities and Exchange Commission (the “SEC”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                    Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

                    5.1 Organization and Good Standing.

                              (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and carry on its business, and is authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect.

                              (b) Except for the obligations incurred in connection with its organization or the negotiation or consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

                    5.2 Capital Structure.

                              (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). At the close of business on May 25, 2006, (a) 23,428,573 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding, (b) no shares of Parent Common Stock were held by Parent in its treasury, (c) 5,096,271 shares of Parent Common Stock were reserved for issuance under employee benefit plans, and (d) 686,265 shares of Parent Common Stock were reserved for issuance under common stock warrants. All shares of Parent Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, non-assessable and free of preemptive rights.

                              (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub common stock (“Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock were issued and outstanding. All of the outstanding shares of Merger Sub Common Stock are directly or indirectly owned by Parent.

                    5.3 Authorization of Agreement.

                              (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby, except the approval of the issuance of the shares of Parent Common Stock by the Parent Requisite Vote (as defined below) if, and only if, the Alternate Consideration is to be paid by Parent and Merger Sub at the Effective Time in accordance with Section 3.1(a)(ii) hereof. This Agreement has been, and, when executed at Closing, each other Transaction Document to which it is a party will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                              (b) If, and only if, the Alternate Consideration is to be paid by Parent and Merger Sub at the Effective Time in accordance with Section 3.1(a)(ii) hereof, the affirmative vote of the holders of a majority of the Parent Common Stock, voting as a single class (the “Parent Requisite Vote”) will be required, and will be the only vote of the stockholders of Parent necessary to approve the issuance of the shares of Parent Common Stock. No other vote of the stockholders of Parent (under applicable Law or the rules of Nasdaq) is necessary to approve the transactions contemplated by this Agreement, including the issuance of the shares of Parent Common Stock (whether or not the Alternate Consideration is paid).

                              (c) The board of directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of Parent and (ii) resolved to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock, if, and only if, the Alternate Consideration is to be paid by Parent and Merger Sub at the Effective Time in accordance with Section 3.1(a)(ii) hereof.

                    5.4 Parent SEC Documents.

                              (a) Parent has filed or furnished all registration statements, reports, forms, proxy statements, information statements and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since May 1, 2003 (the registration statements, reports, forms, proxy statements, information statements and documents filed or furnished since May 1, 2003 collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of being filed or furnished with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the applicable requirements of each of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), the Securities Act and the rules and regulations promulgated thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended, as of the date of such amendment), the Parent SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Parent SEC Documents include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended.

                              (b) Each of the consolidated financial statements of Parent included in or incorporated by reference into the Parent SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved.

                              (c) The management of Parent has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the chief executive officer and chief financial officer of Parent by others within those entities, and (ii) disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since May 1, 2003, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

                              (d) Since May 1, 2003, to Parent’s Knowledge, (i) none of Parent or any of its subsidiaries, or any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2003, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact), and (ii) no attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities Law, breach of fiduciary duty or similar violation, relating to periods after December 31, 2003, by Parent or any of its officers, directors, employees or agents to the board of directors of Parent or any committee thereof or, to the Knowledge of the officers of Parent, to any director or officer of Parent.

                    5.5 Conflicts; Consents of Governmental Authorities.

                              (a) None of the execution and delivery by Parent and Merger Sub of this Agreement and of the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, or the compliance by Parent and Merger Sub with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of Parent or Merger Sub to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the certificate of incorporation or bylaws of Parent or any of its subsidiaries, (ii) any Contract material to Parent and its subsidiaries taken as a whole or material Permit to which Parent or any of its subsidiaries is a party or by which any of the properties or assets of Parent or any of its subsidiaries are bound, (iii) any Order of any Governmental Authority specifically applicable to Parent or any of its subsidiaries or any of the properties or assets of Parent or any of its subsidiaries as of the date hereof, or (iv) any applicable Law, except, in the case of clauses (iii) and (iv), for such conflicts, violations or defaults that would not have a Parent Material Adverse Effect.

                              (b) Except for (i) the filing with the California Commissioner (as defined below) of the Permit Application, the filing with the SEC of the Parent Proxy Statement and/or the Registration Statement, if applicable, and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act, state securities Laws and the rules of Nasdaq, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Parent or Merger Sub in connection with (A) the execution and delivery of this Agreement or any other Transaction Document by Parent or Merger Sub, the compliance by Parent or Merger Sub with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or (B) the continuing validity and effectiveness immediately following the Closing of any material Permit or Contract material to Parent and its subsidiaries taken as a whole, other than consents, waivers, approvals Orders, Permits, authorization, declarations or notices which if not obtained or made would not have a Parent Material Adverse Effect or, in the case of clause (A) above, would not materially affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

                    5.6 Compliance with Laws. Parent and its subsidiaries are in compliance with all applicable Law, except for such instances of non-compliance which would not reasonably be expected to be material to Parent and its subsidiaries taken as a whole. Since May 1, 2003, neither Parent nor any of its subsidiaries has received any written notice of or been charged with a material violation of any applicable Law. To the Knowledge of Parent, neither Parent nor any of its subsidiaries is under investigation with respect to the material violation of any applicable Law.

                    5.7 Litigation. Except as set forth in the Parent SEC Documents, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened (or, to the Knowledge of Parent, pending or threatened against any of the officers, directors or employees of Parent or any of its subsidiaries with respect to their business activities on behalf of Parent), or to which Parent or any of its subsidiaries is otherwise a party before any Governmental Authority, other than that which would not reasonably be expected to have a Parent Material Adverse Effect.

                    5.8 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.26, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Hearing Notice, the Permit Application or the Information Statement or, if applicable, the Parent Proxy Statement and/or the Registration Statement will at the time the Hearing Notice is delivered to holders of Company Capital Stock and at all times up to the Effective Time, with respect to the Information Statement, at the time it is mailed to holders of Company Capital Stock, and, if applicable, at the time the Parent Proxy Statement is first mailed to stockholders of Parent and at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If applicable, the Parent Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

                    5.9 Financial Advisors. Other than Allen & Company LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Merger Sub in connection with the transactions contemplated by this Agreement or any other Transaction Document, and no Person is entitled to any fee or commission or like payment in respect thereof.

                    5.10 Sufficiency of Funds. The proceeds of the Financing, together with Parent’s available cash, will provide sufficient funds for Parent and Merger Sub to pay the Primary Consideration and to perform their obligations hereunder. Parent’s available cash will provide sufficient funds for Parent and Merger Sub to pay the Alternate Consideration and to perform their obligations hereunder.

                    5.11 No Parent Material Adverse Effect. Since March 31, 2006 to the date of this Agreement, there has not been a Parent Material Adverse Effect.

ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

                    6.1 Conduct of the Business Pending Closing. Except with the prior written consent of Parent, as set forth on Schedule 6.1 or as contemplated by this Agreement, during the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause the Subsidiaries to, conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business in all material respects.

                    6.2 Restrictions on the Conduct of the Business Pending Closing. Except with the prior written consent of Parent, as set forth on Schedule 6.2 or as contemplated by this Agreement, during the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any Subsidiary to:

                              (a) declare, set aside, make or pay any dividend or other distribution in respect of Company Capital Stock or repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities of, or other ownership interests in, the Company or any Subsidiary other than pursuant to agreements or benefits plans in effect as of the date of this Agreement;

                              (b) transfer, issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the conversion or exchange of any Company Preferred Stock or the exercise of Company Stock Options or other rights therefor outstanding as of the date of this Agreement, or (ii) the issuance of any Company Preferred Stock or Company Common Stock pursuant to the exercise or exchange of any Company Warrant outstanding as of the date of this Agreement in accordance with the terms thereof;

                              (c) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any Subsidiary;

                              (d) except as provided by the Charter Amendment, amend the certificate of incorporation, bylaws or other comparable organizational documents of the Company or any Subsidiary;

                              (e) except as expressly contemplated by this Agreement, as required by applicable Law or the terms of any existing Company Plan or in the Ordinary Course of Business consistent with past practice, (i) materially increase the level of compensation payable or to become payable by the Company or any Subsidiary to any of their respective executive officers, directors, employees or consultants, (ii) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the officers, directors, employees or consultants of the Company or any Subsidiary or otherwise materially modify or terminate such plan or arrangement, (iii) grant any unusual or extraordinary bonus, benefit or other direct or indirect unusual or extraordinary compensation to any officer, director, employee or consultant, or (iv) enter into any employment (other than offer letters), deferred compensation, severance, non-competition or similar agreement (or amend any such agreement) involving a director, employee, consultant or officer of the Company or any

Subsidiary in his or her capacity as a director, employee, consultant or officer of the Company or any Subsidiary;

                              (f) incur or assume any Indebtedness for borrowed money in excess of $50,000, or guarantee any Indebtedness for borrowed money;

                              (g) subject to any Lien (other than Permitted Liens) any of the material properties or assets (whether tangible or intangible) of the Company or any Subsidiary;

                              (h) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and the Subsidiaries except in the Ordinary Course of Business;

                              (i) invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any Person other than the Company or any Subsidiary (in each case, other than Family Skills, Inc., a Delaware corporation (“Family Skills”)), other than advances to employees in the Ordinary Course of Business;

                              (j) cancel or compromise any material debt or claim or waive or release any material right of the Company or any Subsidiary except in the Ordinary Course of Business;

                              (k) enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of $50,000 for any individual commitment and $300,000 for all commitments in the aggregate;

                              (l) enter into any labor or collective bargaining agreement of the Company or any Subsidiary or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any Subsidiary;

                              (m) initiate, launch or establish a material new line of business or terminate or shut down any material existing line of business;

                              (n) make a material change in its accounting or Tax reporting principles, methods or policies other than as required by GAAP or a Government Authority;

                              (o) make or rescind any material election relating to Taxes, settle or compromise any material claim or proceeding relating to Taxes;

                              (p) enter into any Contract containing covenants of the Company or any Subsidiary not to compete in any line of business or with any Person in any geographical area;

                              (q) grant any exclusive license or transfer, assign or convey to any Person any ownership interest in or to any material Intellectual Property (for the purposes of this Section 6.2(q), and for the purposes of clarity, “ownership interest” does not mean a non-exclusive license);

                              (r) enter into or amend any Material Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope;

                              (s) terminate any Material Contract, material Intellectual Property License or material Permit or amend in any material respect any Material Contract;

                              (t) commence a Legal Proceeding other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that the failure to commence such Legal Proceeding would materially impair the business of the Company or any Subsidiary; and

                              (u) agree to do anything prohibited by this Section 6.2.

Nothing in this Section 6.2 shall limit or prohibit the renegotiation or renewal of any Contract, license or Permit that expires pursuant to its terms prior to the Closing Date. The Company shall use its commercially reasonable efforts to renew any Material Contract, material Intellectual Property License or material Permit that expires pursuant to its terms prior to the Closing Date; provided, however, that the Company shall not be required to renew any Material Contract, material Intellectual Property License or material Permit that the Company decides is not in the best interests of the Company to renew, and if the Company does decide to renew any of the foregoing, it may do so on terms and conditions which the Company determines are appropriate (which terms and conditions may be different from those in effect as of the date hereof).

                    6.3 No Solicitation.

                              (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it nor any Subsidiary authorize or permit any of its officers, directors, investment bankers, financial advisors, attorneys, accountants or controlled Affiliates (“Representatives”) to, and that it shall use commercially reasonable efforts to cause its and the Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal (as defined below) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company or any Subsidiary to any Person in connection with or in response to an Acquisition Proposal, (iii) enter into, engage or otherwise participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) execute or enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Proposal; provided, however, that nothing in this Section 6.3(a) shall apply to the furnishing of information to, or conducting discussions with, any stockholder of the Company regarding the transactions contemplated by this Agreement and such stockholder’s interest in any transaction in its capacity as a stockholder; provided, further, that notwithstanding anything contained in this Section 6.3(a), prior to the adoption and approval of this Agreement and the Merger by the Company Requisite Vote, the Company may furnish information regarding the Company and the Subsidiaries to, and enter into, engage or otherwise participate in discussions or negotiations with, any Person in response to an unsolicited, bona fide Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (A) the board of directors of the Company determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that such Acquisition Proposal is likely to lead to a Superior Proposal (as defined below), (B) neither the Company nor any Representative of the Company shall have breached this Section 6.3, (C) the board of directors of the Company concludes in good faith based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of the Company under applicable Law, (D) at least two (2) Business Days prior to furnishing any such information to, or entering into, engaging or otherwise participating in discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into, engage or otherwise participate in discussions with, such Person, (E) the Company receives from such Person an executed confidentiality agreement containing provisions customary for transactions of the nature contemplated by this Agreement, and (F) at least one (1) Business Day prior to furnishing any such information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent ). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 6.3 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.3 by the Company for purposes of this Agreement. Nothing contained in this Section 6.3 shall prohibit the Company from disclosing to the Company’s stockholders that the board of directors has determined to withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Parent in accordance with Section 7.2(c)(i) hereof or making any disclosure to the stockholders of the Company in accordance with Section 7.2(c)(ii) if the board of directors of the Company determines in good faith following consultation with its outside legal counsel that it is required to do so under its fiduciary duties or applicable Law.

                              (b) If the Company or any Representative of the Company receives an Acquisition Proposal at any time prior to the Effective Time, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such Acquisition Proposal) advise Parent orally and in writing of such Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, and the terms thereof). The Company shall keep Parent fully informed with respect to the status and terms of any such Acquisition Proposal and any modification or proposed modification thereto.

                              (c) The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal as of the date of this Agreement.

                              (d) The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, standstill, non-solicitation, no hire or similar agreement (whether entered into prior to or after the date of this Agreement) relating to an Acquisition Proposal to which the Company is a party or under which the Company has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by Parent.

                              (e) For the purposes of this Agreement:

                              (i) “Acquisition Proposal” shall mean, with respect to the Company, any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any transaction or series of related transactions involving (A) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, exchange offer or other similar transaction in which (1) the Company or any Subsidiary is a constituent corporation, (2) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding Company Capital Stock, or (3) the Company or any Subsidiary issues securities representing more than fifteen percent (15%) of the outstanding Company Capital Stock (other than in connection with the exercise of any options, the exercise or exchange of warrants or the conversion of any Company Preferred Stock outstanding on the date hereof in accordance with their terms), (B) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for fifteen percent (15%) or more of the fair market value of the assets of the Company and the Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of the Company.

                              (ii) “Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to enter into (A) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, exchange offer or other similar transaction as a result of which either (1) the stockholders of the Company prior to such transaction in the aggregate cease to own at least fifty percent (50%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing fifty percent (50%) or more of the Company Capital Stock or (B) a sale, lease, exchange transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for fifty percent (50%) or more of the fair market value of the assets of the Company and the Subsidiaries, taken as a whole, in the case of clauses (A) and (B), in a single transaction or a series of related transactions that (x) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement, and (y) is on terms and conditions that the board of directors of the Company determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel are more favorable, from a financial point of view, to the stockholders of the Company than the terms of this Agreement and the Merger and is reasonably capable of being consummated.

ARTICLE VII

ADDITIONAL AGREEMENTS

                    7.1 Information Statement; Fairness Hearing and Permit; Registration Statement; Parent Proxy Statement.

                              (a) As promptly as practicable after the date of this Agreement, (i) Parent shall prepare, with the cooperation of the Company, the application for permit (the “Permit Application”) in connection with the Hearing (as defined below) and the notice to be sent to the holders of Company Capital Stock and Optionholders pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning a hearing (the “Hearing”) to be held by the California Commissioner of Corporations (the “California Commissioner”) to consider the terms and conditions of this Agreement and the Merger pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder (“California Securities Law”), and (ii) the Company shall prepare, with the cooperation of Parent, an information statement relating to this Agreement, the Merger and the other transactions contemplated hereby (the “Information Statement”). The Permit Application shall cover both the Primary Consideration and the Alternate Consideration.

                              (b) Within ten (10) Business Days after the date hereof, each of Parent and the Company shall cause to be filed with the California Commissioner the Permit Application and the Hearing Notice. Within fifteen (15) Business Days after the date hereof, the Company shall use its commercially reasonable efforts to prepare the Information Statement and each of Parent and the Company shall cause to be filed with the California Commissioner the Information Statement; provided that if the Company has not completed the Information Statement on or prior to the fifteenth (15th) Business Day after the date hereof, Parent and the Company will file the Information Statement in its then current form and the Company will provide any additional information required to be included in the Information Statement as soon as possible thereafter. Each of Parent and the Company shall cause to be filed with the California Commissioner any amendments or supplements necessary to complete the Permit Application. Each of Parent and the Company shall use its commercially reasonable efforts to obtain as soon as practicable after the date hereof the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of the California Securities Law such that the issuance of Parent Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the “California Permit”).

                              (c) If (i) Parent and the Company jointly determine in writing that the California Permit cannot be obtained, or cannot reasonably be expected to be obtained, by the sixtieth (60th) day after filing the completed Permit Application or (ii) the California Commissioner notifies Parent or the Company of the California Commissioner’s determination not to grant the Hearing, permit the mailing of the Hearing Notice or issue the California Permit, then as promptly as practicable, but in any event within five (5) Business Days (subject to the Company providing to Parent any and all information required to be provided by the Company for inclusion in the Registration Statement (as defined below) on or before the expiration of such five (5) Business Day period), thereafter, each of Parent and the Company shall prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (the “Registration Statement”), which shall include a proxy statement and/or prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders’ Meeting (as defined below) (such proxy statement and/or prospectus, as may be amended or supplemented, is referred to herein as the “Company Proxy Statement”), and each of the Company and Parent shall use its commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

                              (d) If Parent becomes obligated to deliver the Alternate Consideration, then, as promptly as practicable, and in any event within five (5) Business Days (subject to the Company providing to Parent any and all information required to be provided by the Company for inclusion in the Parent Proxy Statement on or before the expiration of such five (5) Business Day period), thereafter, Parent shall prepare, with the cooperation of the Company, and Parent shall file with the SEC, the Parent Proxy Statement. If Parent is obligated to file the Registration Statement, the Registration Statement shall include the Company Proxy Statement and the Parent Proxy Statement as a joint proxy statement/prospectus.

                              (e) In connection with the Permit Application, the Hearing Notice and the Information Statement and, if applicable, the Registration Statement, the Company Proxy Statement and the Parent Proxy Statement (each, a “Disclosure Document”):

                              (i) Each of the Company and Parent shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in any Disclosure Document, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of any Disclosure Document. Anything to the contrary contained herein notwithstanding, neither party shall include in any Disclosure Document any information with respect to the other party or its Affiliates, the form and content of which information shall not have been approved by the other party prior to such inclusion;

                              (ii) Each of the Company and Parent shall notify the other promptly of the receipt of any comments from the California Commissioner, the SEC or their staffs or any other Governmental Authority and of any request for amendments or supplements to any Disclosure Document or any other filing or for additional information and shall provide the other with copies of all orders with respect to any Disclosure Document and all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, the SEC or their staffs or any other Governmental Authority, on the other hand, with respect to any Disclosure Document or other filing; and

                              (iii) The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time either the Company or Parent shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement any Disclosure Document, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law, and the Company and Parent shall cooperate in delivering any such amendment or supplement to the applicable stockholders and/or filing any such amendment or supplement with the California Commissioner, the SEC and/or any other Governmental Authority.

                               (f) Each of the Company and, if required, Parent, shall deliver to its stockholders the Information Statement, Company Proxy Statement or Parent Proxy Statement, as applicable, and hold its stockholders meetings as soon as practicable following (i) the issuance of the California Permit or (ii) the effectiveness of the Registration Statement. Notwithstanding the foregoing, the Company shall not be required to deliver the Information Statement or the Company Proxy Statement to its stockholders or hold its stockholders meeting until (i) Parent and the Company determine in good faith that it is likely that the Merger will close and its stockholders will receive the Primary Consideration in accordance with the terms of this Agreement or (ii) Parent becomes obligated to deliver the Alternate Consideration. If Parent is required to have a stockholders meeting, the Company and Parent shall coordinate such that the meetings are held on the same day.

                              (g) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals, if any, required to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities Law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction. Parent shall use its commercially reasonable efforts to timely file with the SEC (whether before or after the Closing Date) any financial statements of the Company required to be filed under the Exchange Act.

                    7.2 Company Stockholders’ Meeting.

                              (a) The Company shall take all action necessary under all applicable Law, its certificate of incorporation and bylaws to call, give notice of and hold a meeting of the holders of Company Capital Stock to vote on the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement (the “Company Stockholders’ Meeting”). The Company shall ensure that the solicitation of the Company Requisite Vote in connection with the Company Stockholders’ Meeting is done in compliance in all material respects with all applicable Law.

                              (b) The Company agrees that, subject to Section 7.2(c), (i) the board of directors of the Company shall recommend that stockholders of the Company vote to adopt this Agreement and approve the Merger and shall use commercially reasonable efforts to solicit such approval, (ii) the Information Statement or, if applicable, the Company Proxy Statement, shall include a statement to the effect that the board of directors of the Company recommends that the stockholders of the Company vote to adopt this Agreement and approve the Merger at the Company Stockholders’ Meeting (the recommendation of the board of directors of the

Company that the stockholders of the Company vote to adopt this Agreement and approve the Merger being referred to as the “Company Board Recommendation”), and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

                              (c) Notwithstanding anything to the contrary contained in Section 7.2(b), at any time prior to the adoption of this Agreement by the Company Requisite Vote, the board of directors of the Company may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Parent if, but only if, (i) (A) an unsolicited, bona fide written offer has been made that it believes in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, is a Superior Proposal and such offer is not withdrawn, (B) such unsolicited, bona fide written offer was not obtained or made as a direct or indirect result of a breach of Section 6.3 hereof, (C) the board of directors of the Company determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Law, and (D) the Company Board Recommendation is not withdrawn, withheld, amended or modified in a manner adverse to Parent at any time within three (3) Business Days after Parent receives written notice from the Company confirming that the board of directors of the Company has determined to change its recommendation, or (ii) other than in connection with a Superior Proposal, if the board of directors of the Company concludes in good faith based on such matters as it deems relevant following consultation with its outside legal counsel that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of the Company under applicable Law.

                              (d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 7.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

                    7.3 Parent Stockholders’ Meeting. If, and only if, the Alternate Consideration is to be paid by Parent and Merger Sub at the Effective Time in accordance with Section 3.1(a)(ii) hereof:

                              (a) Parent shall take all action necessary under all applicable Law, its certificate of incorporation and bylaws to call, give notice of and hold a meeting of the holders of Parent Common Stock to approve the issuance of the shares of Parent Common Stock (the “Parent Stockholders’ Meeting”). Parent shall ensure that the solicitation of proxies in connection with the Parent Stockholders’ Meeting is done in compliance in all material respects with all applicable Law.

                              (b) Parent agrees that (i) the board of directors of Parent shall recommend that stockholders of Parent approve the issuance of shares of Parent Common Stock, and shall use commercially reasonable efforts to solicit such approval, (ii) the Parent Proxy

Statement shall include a statement to the effect that the board of directors of Parent recommends that the stockholders of Parent approve the issuance of shares of Parent Common Stock, at the Parent Stockholders’ Meeting (the recommendation of the board of directors of Parent that the stockholders of Parent vote to approve the issuance of the shares being referred to as the “Parent Board Recommendation”), and (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

                              (c) Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with this Section 7.3 shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

                    7.4 Listing of Additional Shares. Prior to the Effective Time, Parent shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Capital Stock pursuant to the Merger.

                    7.5 Access to Information.

                              (a) Prior to the Closing Date, Parent and Merger Sub shall not be permitted, through their officers, employees and representatives or otherwise, to review information maintained or held by the Company regarding the properties, businesses and operations of the Company and the Subsidiaries without the prior written consent of the Company; provided, however, that the Company shall provide to Parent copies of each of the registry agreements set forth on Schedule 4.13 within ten (10) Business Days following the date hereof. Any such investigation that the Company consents to shall be conducted during regular business hours and upon terms and conditions reasonably approved by the Company. Parent, Merger Sub and their officers, employees and representatives or otherwise shall not have the right to copy any documents or information provided by the Company with respect to any such investigation without the prior written consent of the Company. The Company will, from time to time, as reasonably determined by the Company, provide Parent, Merger Sub and their officers, employees and other representatives opportunities to meet with selected employees of the Company in order to facilitate transition planning. Without limiting the generality of the foregoing, the Company hereby agrees and consents to allow Parent, Merger Sub and their officers, employees and representatives to make a presentation to the Company’s employees and interview selected managers for one (1) day on a date to be mutually agreed upon by the parties.

                              (b) Except as provided in Section 7.5(a), prior to the Effective Time, Parent, Merger Sub and each of their representatives shall not contact and communicate with the employees, customers and suppliers of the Company and the Subsidiaries in connection with the transactions contemplated by this Agreement without the prior written consent of the Company; provided, however, that the prior written consent of the Company shall not be required for Parent to contact or communicate with any customers or suppliers of the Company or the Subsidiaries which are also customers or suppliers, as the case may be, of Parent to the extent that such contact or communication is limited to discussions about the business of Parent and does not involve the transactions contemplated by this Agreement; provided, further, however, that the prior written consent of the Company shall not be required for Parent to engage in discussions with any such Person about the transactions contemplated hereby if such discussions are limited to matters contained in a script to be mutually agreed upon by the Company and Parent.

                              (c) Notwithstanding anything in this Agreement to the contrary, the Company, Parent and Merger Sub shall not be required to take any action that could result in loss or impairment of any attorney-client privilege, work product immunity, or other privilege or immunity in any litigation, including the litigation currently pending between Parent and the Company (the “Pending Litigation”). No lawyers from Akin Gump Strauss Hauer & Feld or from Kenyon & Kenyon, counsel to Parent (“Parent Litigation Counsel”), or from Ropes & Gray LLP, counsel to the Company (“Company Litigation Counsel”), or any other firm working on the Pending Litigation shall participate in any investigation or examination of the Company, in the case of the Parent Litigation Counsel, or Parent or Merger Sub, in the case of the Company Litigation Counsel. No documents obtained or generated (either prior to, or to the extent permitted pursuant to Section 7.5(a), after the date hereof) in connection with Parent’s due diligence review of the Company shall be provided to the Parent Litigation Counsel in the Pending Litigation, and no documents obtained or generated (either prior to or after the date hereof) in connection with the Company’s due diligence review of Parent shall be provided to the Company Litigation Counsel in the Pending Litigation.

                    7.6 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a mutual non-disclosure agreement dated as of May 26, 2005 (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

                    7.7 Public Disclosure. Except as otherwise required by applicable Law or by the rules and regulations of Nasdaq, neither Parent nor the Company shall, without obtaining the prior written approval of the other party hereto, issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby; provided that, to the extent required by applicable Law or the rules and regulations of Nasdaq, the party intending to make such release shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof. In addition to the foregoing, Parent agrees that the initial press release concerning this Agreement and the transactions contemplated hereby will be released between 1:00 p.m. and 2:30 p.m. (Los Angeles time) on the date of this Agreement and, within ten (10) Business Days after the date of this Agreement, the chief operating officer or chief executive officer of Parent will be present and the Company’s offices in Los Angeles and will meet with and discuss the transactions contemplated hereby with employees of the Company to the extent requested by the Company.

                    7.8 Employee Benefits.

                              (a) The Company shall, no later than immediately prior to the Closing Date, terminate the 401(k) Plan maintained by the Company (the “401(k) Plan”), and no further contributions shall be made to the 401(k) Plan except for contributions with respect to compensation earned prior to the date of termination and contemplated by the 401(k) Plan on the date of this Agreement. Prior to the Closing Date, the Company shall provide to Parent executed resolutions by the board of directors of Company authorizing the termination of the

401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld). The Company also shall take such other actions in furtherance of terminating such 401(k) Plan as Parent may reasonably require.

                              (b) For a period of six (6) months following the Closing Date, Parent shall cause the Surviving Corporation or one of its Affiliates to continue in effect the WeddingChannel.com, Inc. Great-West Healthcare and WeddingChannel.com, Inc. Guardian DentalGuard Preferred plans on the terms and conditions as in effect immediately prior to the Closing Date.

                              (c) Following the Closing Date, each Continuing Employee who remains in the position in which he or she was employed immediately prior to the Closing Date shall have the same base salary or wage rate, as applicable, in effect immediately prior to the Closing Date for so long as he or she remains in such position.

                              (d) As soon as reasonably practicable following the Closing Date, Parent shall consider each remaining Continuing Employee for eligibility (i) for grants of restricted Parent Common Stock in the discretion of Parent in accordance with Parent’s regular compensation review and (ii) to participate in Parent’s employee stock purchase plan at the next entry date, in each case, at levels commensurate with those received by similarly situated employees of Parent.

                              (e) With respect to employees of the Company or any Subsidiary who remain employed by any of Parent, the Surviving Corporation or any of their Affiliates immediately following the Effective Time, including any employees on a medical or disability leave of absence or any other approved leave of absence from the Company or any Subsidiary (each a “Continuing Employee”), Parent and its Affiliates shall recognize, and shall cause the Surviving Corporation to recognize, the service of such Continuing Employees to the Company and any of its Subsidiaries through the Closing Date and shall treat such service as service with Parent and its Affiliates in connection with all employee pension and welfare benefit plans (including vacations, holidays and the Parent severance policy described in Section 7.8(g) below) maintained by Parent, the Surviving Corporation or their Affiliates (to the extent permitted under the terms of such plans) and in which such Continuing Employees become eligible to participate for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals).

                              (f) Parent shall, or shall cause the Surviving Corporation or their respective Affiliates to, as applicable, (i) waive, or cause their insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, to the extent waivable under any Company Benefit Plan, with respect to participation and coverage requirements applicable to Continuing Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Continuing Employees following the Closing Date by Parent or one of its Affiliates and (ii) provide, or use commercially reasonable efforts to cause their insurance carriers to provide, credit to Continuing Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and the Subsidiaries during the portion of the relevant plan year including the Closing Date (or, in the case of Continuing Employees who continue to participate in the WeddingChannel.com, Inc. Great-West Healthcare and WeddingChannel.com, Inc. Guardian DentalGuard Preferred plans following the Closing Date, during the portion of the relevant plan year including the termination of such plan).

                              (g) From and after the Closing Date, Parent shall cause the Surviving Corporation to honor in accordance with their terms, as in effect immediately prior to the Closing Date, all employment, severance, retention and consulting agreements with employees and independent contractors of the Company and its Affiliates that are disclosed on Schedule 7.8(g). Any Continuing Employee who is terminated after the Closing Date will be entitled to receive severance under Parent’s standard severance plan, which is one (1) week of salary for every year of employment; provided, however, that any Continuing Employee who is a party to an agreement that provides for severance will not be entitled to severance under Parent’s standard severance plan. In no event shall Parent or the Surviving Corporation be obligated to pay severance to any terminated Continuing Employee in accordance with any Company severance plan or policy (whether written or unwritten), other than pursuant to the agreements set forth on Schedule 7.8(g).

                              (h) Parent and the Company, in consultation with each other, shall each take whatever commercially reasonable actions are required with respect to any Company Plans that are or may become subject to Section 409A of the Code including, without limitation, the adoption of amendments (including amendments with retroactive effect) that are necessary to preserve the intended tax treatment of the benefits provided under any Company Plans.

                    7.9 Tax Matters.

                              (a) Any Tax refunds received by Parent or its Affiliates and any amounts credited against Tax to which Parent or its Affiliates become entitled and are able to utilize, in each case, solely with respect to the matter set forth on Schedule 7.9(a), shall be for the account of the Escrowed Stockholders, and Parent shall pay over to the Stockholder Representative (for distribution to the Escrowed Stockholders) any such refund or the amount of any such credit, net of any expenses and Taxes of Parent or any of its Affiliates attributable to such refund or credit, within ten (10) Business Days after the receipt or entitlement thereto. Neither Parent, the Surviving Corporation nor any of their Affiliates or assigns may or shall offset, reduce, withhold or delay paying for any reason amounts owing to the Escrowed Stockholders pursuant to this Section 7.9(a).

                              (b) The responsibility for paying all transfer, stamp, documentary, sales, use, registration, value added and other similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Taxes) incurred in connection with this Agreement and the transactions contemplated hereby will be shared equally by Parent and the Escrowed Stockholders.

                              (c) Parent shall prepare and file, or cause to be prepared and filed, on a timely basis all Tax Returns of the Company and any Subsidiary for all Taxable periods, or portions thereof, ending on or prior to the Closing Date. Parent shall, at the request of the Stockholder Representative, cause such Tax Returns (i) to reflect an election, pursuant to Section

453(d) of the Code and Section 15A.453-1(d) of the United States Treasury Regulations, not to report the sale by the Company of its shares of stock in Pictage to Photo Holdings, pursuant to the Pictage Agreement, under the installment method for Tax purposes, and (ii) to reflect a worthless securities deduction pursuant to Section 165(g) of the Code and the United States Treasury Regulations promulgated thereunder with respect to the Company’s stock of Weddingbells Publications, Inc. (and disclose such tax position if requested); provided that Parent shall not be required to reflect such a deduction if it determines, in its reasonable discretion, that such a deduction is not supported by applicable Law. No later than thirty (30) days prior to the due date for filing any such Tax Return, Parent shall deliver such Tax Return to the Stockholder Representative for its review. No later than fifteen (15) days after the receipt of such Tax Return from Parent, the Stockholder Representative may object to the filing of such Tax Return to the extent such Tax Return reflects (i) a position taken by Parent which causes the Company to be in breach of a representation in Section 4.9(a) or (ii) a breach by Parent of its obligations in the second sentence of this Section 7.9(c). The Stockholder Representative and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Stockholder Representative and the Parent are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved by an independent accounting firm mutually acceptable to the Stockholder Representative and the Parent. The fees and expenses of such accounting firm shall be borne equally by the Stockholder Representative, on the one hand, and the Parent on the other.

                    7.10 FIRPTA Certificate. The Company shall, on or prior to the Closing Date, provide Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in the Company are not U.S. real property interests (a “FIRPTA Certificate”).

                    7.11 Reasonable Efforts; Regulatory Compliance.

                              (a) Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts (unless a higher standard is specified herein and then such higher standard shall apply) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and substantially all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws (as defined below)), (ii) terminate the Company Voting Agreement and that certain Second Amended and Restated Investors’ Rights Agreement, dated as of April 24, 2000, by and among the Company and the holders of Company Capital Stock party thereto, in the case of the Company, and (iii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations for any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement including, without limitation, the consents set forth on Schedule 4.3(b) and Schedule 8.3(d), in the case of the Company; provided, however, that Parent shall not be obligated to consent to or accept any divestiture or operational limitation on it imposed by a Governmental

Authority in connection with the Merger. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Parent shall cause Merger Sub to comply with and perform all of Merger Sub’s obligations and covenants under this Agreement.

                              (b) If required by applicable Law, each of the Company and Parent will use its commercially reasonable efforts to (i) prepare and promptly file, or cause to be prepared and filed, with the appropriate Governmental Authorities, a notification and report form with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, (ii) supply all information requested by Governmental Authorities in connection with the HSR Act notification and report form, (iii) cooperate with each other in responding to any such request, and (iv) take or cause to be taken, all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The parties will use their respective commercially reasonable efforts and will cooperate substantially with one another to comply promptly with all governmental requirements applicable to the transactions contemplated by this Agreement and to obtain promptly all approvals, Orders, Permits or other consents of any applicable Governmental Authorities required pursuant to applicable Law or necessary for the consummation of the transactions contemplated by this Agreement and the continued operation of Parent’s business. Each of the parties will furnish to the other parties and, upon request, to any Governmental Authorities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying substantially with any request for additional information or documents under the HSR Act. The parties will use their respective commercially reasonable efforts to resolve favorably any review or consideration of the antitrust aspects of the transactions contemplated by this Agreement by any Governmental Authority with jurisdiction over the enforcement of any applicable Antitrust Laws. The parties shall keep each other apprised of the content and status of any communications with, and any inquiries or requests for additional information from, any such Governmental Authority and shall comply promptly and substantially with any such inquiry or request.

                    7.12 Notification of Certain Matters; Schedules.

                              (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, or (ii) any actions, suits, investigations or proceedings commenced or, to such party’s Knowledge, threatened against such party or any of the Subsidiaries which relate to the Merger or the other transactions contemplated by this Agreement.

                              (b) From time to time prior to the Closing, the Company shall supplement or amend the Schedules with respect to (i) any matter hereafter discovered that, if known at the date of this Agreement, should have been set forth or described in such Schedules and (ii) any action permitted pursuant to Section 6.1 hereof or not otherwise prohibited pursuant to Section 6.2 hereof which occurs after the date hereof and, if existing at or occurring prior to, the date of this Agreement, would have been required to be set forth or described in such Schedules. With respect to clause (i) of the preceding sentence, no such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 8.3(a) or any right or claim of Parent and Merger Sub pursuant to Article X hereof or otherwise, and, with respect to clause (ii) of the preceding sentence, no such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 8.3(a); provided, however, if the Closing shall occur, Parent and Merger Sub shall be deemed to have waived any right or claim pursuant to Article X hereof with respect to the matters disclosed pursuant to any such supplement or amendment at or prior to the Closing; provided, further, however, that in no event will Parent and Merger Sub be deemed to have waived any right or claim pursuant to Article X hereof with respect to any matter set forth in such supplement or amendment arising from or in any way related to (A) the failure of the Company or any Subsidiary to comply with applicable Law or any material Order solely applicable to it or (B) any material breach, violation or default by the Company or any Subsidiary of or under any Material Contract, material Intellectual Property License or material Permit.

                    7.13 Actions with Respect to Financing. In order to assist with obtaining any Financing, the Company shall use commercially reasonable efforts to provide the following assistance and cooperation to the extent reasonably requested by Parent: (a) assisting in the preparation of any prospectus, offering memorandum or similar document or marketing material, (b) making the Company’s chief executive officer and chief financial officer reasonably available for customary “road show” or other presentations; provided, however, that neither individual may be required to be available for more than four (4) Business Days (including travel time), (c) cooperating with prospective underwriters and their respective advisors in performing their due diligence, and (d) helping procure or otherwise obtain comfort letters, consents and all financial statements required in connection with the Financing; provided, however, that (i) Parent must provide reasonable advance notice of any request for assistance with respect to the Financing, (ii) no assistance or cooperation need be provided by the Company if it would unreasonably interfere with the business or operations of the Company and (iii) all out-of-pocket costs and expenses incurred by the Company (other than legal, accounting or other professional fees) related to any assistance or cooperation provided by the Company with respect to the Financing shall be paid by Parent and in no event shall any such costs or expenses be considered or included as current liabilities for purposes of the Working Capital Adjustment in Section 3.2 or the definition of Working Capital. The consummation of a Financing is not a condition to any obligations of Parent or Merger Sub under this Agreement.

                    7.14 Restrictions on Transfers of Parent Common Stock. Federated shall be subject to the terms and conditions of the Federated Stock Resale Agreement (the “Federated Stock Resale Agreement”) substantially in the form attached hereto as Exhibit E. All other stockholders of the Company shall be subject to the following restrictions on the resale of such Parent Common Stock if, and only if, the Alternate Consideration is to be paid by Parent and Merger Sub at the Effective Time in accordance with Section 3.1(a)(ii) hereof:

                              (a) For a period of six (6) months from the Effective Time, the stockholders of the Company may not, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale or hedge), grant any option to purchase or otherwise transfer (except for transfers required to comply with applicable Laws, rules and regulations, or as may be required by court order) or dispose of (in each case, a “Transfer”) any of the Parent Common Stock. During the period beginning six (6) months following the Effective Time and ending twelve (12) months following the Effective Time, the stockholders of the Company may each Transfer (subject to all applicable securities Laws) up to an aggregate of fifty percent (50%) of such stockholder’s Parent Common Stock. At any time beginning twelve (12) months following the Effective Time, the stockholders of the Company may each Transfer (subject to all applicable securities Laws) any remaining shares of such stockholder’s Parent Common Stock then held by such stockholder.

                              (b) Notwithstanding anything in Section 7.14(a) to the contrary, solely in the event that the closing price per share of Parent Common Stock as traded on Nasdaq (or such other stock exchange or trading system as shall be from time to time the primary exchange or trading system on which Parent Common Stock is then traded) (the “Parent Stock Price”) is equal to or greater than $17.00 (as appropriately adjusted for any stock splits, dividends, combinations, recapitalization or the like) for any ten (10) consecutive trading days beginning at any time after the Effective Time, the stockholders of the Company may Transfer shares of the Parent Common Stock (subject to all applicable securities Laws) at a price equal to or greater than $17.00 per share following such date subject to the following conditions: (i) during the period beginning after the Effective Time and ending six (6) months following the Effective Time, the stockholders of the Company may each Transfer (subject to all applicable securities Laws) up to an aggregate of fifty percent (50%) of such stockholder’s Parent Common Stock; provided, however, that such stockholder shall in no event Transfer more than an aggregate of twenty-five percent (25%) of such stockholder’s Parent Common Stock in any consecutive four (4) week period, and (ii) during the period beginning six (6) months after the Effective Time and ending twelve (12) months after the Effective Time, the stockholders of the Company may each Transfer (subject to all applicable securities Laws) up to an aggregate of seventy-five percent (75%) of such stockholder’s Parent Common Stock; provided, however, that such stockholder shall in no event Transfer more than an aggregate of twenty-five percent (25%) of such stockholder’s Parent Common Stock in any consecutive four (4) week period.

                              (c) Notwithstanding anything in Section 7.14(a) or (b) to the contrary, solely in the event that the Parent Stock Price is equal to or greater than $20.00 (as appropriately adjusted for any stock splits, dividends, combinations, recapitalization or the like) for any ten (10) consecutive trading days beginning at any time after the Effective Time, the stockholders of the Company may each Transfer shares of Parent Common Stock (subject to all applicable securities Laws) at a price equal to or greater than $20.00 per share following such date subject to the following conditions: (i) during the period beginning after the Effective Time and ending six (6) months following the Effective Time, the stockholders of the Company may each Transfer (subject to all applicable securities Laws) up to an aggregate of fifty percent (50%) of such stockholder’s Parent Common Stock; provided, however, that such stockholder shall in no event Transfer more than an aggregate of thirty percent (30%) of such stockholder’s Parent Common Stock in any consecutive four (4) week period, and (ii) during the period beginning six (6) months after the Effective Time and ending twelve (12) months after the Effective Time, the stockholders of the Company may each Transfer (subject to all applicable securities Laws) up to an aggregate of eighty percent (80%) of such stockholder’s Parent Common Stock; provided, however, that such stockholder shall in no event Transfer more than an aggregate of thirty percent (30%) of such stockholder’s Parent Common Stock in any consecutive four (4) week period.

                              (d) The restrictions set forth in this Section 7.14 shall not apply to (i) holders of less than two thousand (2,000) shares of Parent Common Stock or (ii) the Transfer by any holder who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time of a number of shares with a dollar value equal to the dollar amount that such holder estimates in good faith to be the federal and state Tax that it would owe as a result of the receipt of shares of Parent Common Stock in the Merger; provided that, in the case of clause (ii), no such holder shall be permitted to Transfer any shares of Parent Common Stock for Tax purposes if it is otherwise permitted to Transfer shares of Parent Common Stock pursuant to Section 7.14(b) above.

                              (e) Each certificate representing Parent Common Stock issued to stockholders of the Company pursuant to Section 3.1 shall contain a legend concerning the resale restrictions set forth in this Section 7.14.

                    7.15 Financial Statements.

                              (a) The Company shall use its commercially reasonable efforts to deliver to Parent within sixty (60) days following the date hereof, true and complete copies of (i) the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2005 and audited statements of operations and cash flows of the Company and the Subsidiaries for the year ended December 31, 2005, in each case with a report by Grant Thornton, and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2006 and the unaudited statement of operations and cash flows of the Company and the Subsidiaries for the quarter ended March 31, 2006 prepared in accordance with GAAP and reviewed by Grant Thornton. The Company shall also use its commercially reasonable efforts to deliver to Parent true and complete copies of the unaudited consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2006 and the unaudited statement of operations and cash flows of the Company and the Subsidiaries for the quarter ended June 30, 2006 prepared in accordance with GAAP and reviewed by Grant Thornton no later than forty-five (45) days following June 30, 2006. The Company shall use its commercially reasonable efforts to cause Grant Thornton to give Parent’s accountants reasonable access to representatives of Grant Thornton and Grant Thornton’s work papers.

                              (b) As soon as practicable following the end of each calendar month from the date hereof until the Closing Date, but in no event later than thirty (30) days after the end of each such month, the Company shall deliver to Parent copies of the monthly financial statements prepared in accordance with past practice.

                    7.16 Distribution of Pictage Escrow Amount. Except as provided in the last sentence of this Section 7.16, the Pictage Escrow Amount (as defined below) shall be for the account of the holders of Company Common Stock, and Parent shall pay over to the Stockholder

Representative any portions of the Pictage Escrow Amount that are released from escrow from time to time to the Surviving Corporation, the Parent or any of their Affiliates. Such payment shall be made in immediately available U.S. funds to an account designated by the Stockholder Representative as promptly as practicable, but in no event later than ten (10) Business Days after the receipt by the Surviving Corporation, Parent or any of their Affiliates of any portion of the Pictage Escrow Amount. The Stockholder Representative shall distribute or direct the distribution of the amount of cash so released to the holders of Company Common Stock in proportion to their shares of Company Capital Stock. Neither Parent, the Surviving Corporation nor any of their Affiliates or assigns may or shall offset, reduce, withhold or delay the payment of any amounts owing to the holders of Company Common Stock pursuant to this Section 7.16. Parent, the Surviving Corporation and their Affiliates will not take any action that could lessen or reduce the amount of cash paid to the Stockholder Representative and the holders of Company Common Stock from the Pictage Escrow Amount, and Parent and the Surviving Corporation will use their commercially reasonable efforts to collect, obtain and pay to the Stockholder Representative the entire Pictage Escrow Amount; provided, however, that Parent and the Surviving Company shall be entitled to reimbursement from the Pictage Escrow Amount for any reasonable fees and expenses and any Taxes incurred by Parent or the Surviving Corporation in connection with any actions taken in connection with the Pictage Escrow Agreement (as defined below). For purposes of this Agreement, the “Pictage Escrow Amount” means the amount of cash deposited on behalf of the Company into the escrow account established under the Pictage Escrow Agreement, together with the interest and income earned thereon, or any portion of such cash remaining after any distributions made for purposes of indemnification, repayment of fees and expenses or otherwise. For purposes of this Agreement, the “Pictage Escrow Agreement” means that certain Escrow Agreement dated as of March 2, 2006 by and among Photo Holdings, Inc., Pictage, Inc. the Seller Representative identified therein and Comerica Bank, as escrow holder. If any amount of the General Escrow Fund or the Working Capital Escrow Fund is paid to Parent or any Indemnitees (as defined below), then if and as received the Stockholder Representative shall distribute to the Escrowed Stockholders an aggregate amount of the Pictage Escrow Amount (not to exceed the amount received by the Stockholder Representative) equal to the amount of the General Escrow Fund and the Working Capital Escrow Fund paid to Parent or any the Indemnitees.

                    7.17 Affiliate Letters. The Company shall use commercially reasonable efforts to receive from each of the Persons listed on Schedule 4.22 an executed affiliate letter substantially in the form attached hereto as Exhibit F.

                    7.18 Director and Officer Liability and Indemnification.

                              (a) For a period of six (6) years after the Effective Time, Parent shall not, and shall not permit the Surviving Corporation or any of its subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any such subsidiary’s certificate or articles of incorporation or bylaws (or other organizational documents), in effect as of the date hereof, relating to the exculpation or indemnification of any directors, officers, employees, agents or managers of the Company or any of the Subsidiaries (collectively, the “Company Indemnified Parties”), it being the intent of the parties that the Company Indemnified Parties shall continue to be entitled to such exculpation and indemnification to the full extent of the Law. From and after the Effective Time, (i) Parent shall not, and shall not permit the Surviving

Corporation or any of its subsidiaries to, terminate, amend or modify any agreement or contract in effect as of the date hereof between the Company or the Subsidiaries, on the one hand, and any Company Indemnified Party, on the other hand, relating to the exculpation or indemnification of any Company Indemnified Party (including, without limitation, the Indemnification Agreements set forth on Schedule 4.14(a)) and (ii) Parent shall, and shall cause the Surviving Corporation and its subsidiaries to, fully observe, comply with and perform all covenants and obligations under any agreement or contract referred to under subclause (i).

                              (b) For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its subsidiaries to, maintain director and officer liability insurance covering the Company Indemnified Parties with terms and coverage comparable to the policy or policies maintained by the Company or the Subsidiaries as of the date hereof for the benefit of such individuals; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of two hundred percent (200%) of the annual premiums currently paid by the Company or any such Subsidiary for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed two hundred percent (200%) of the annual premiums currently paid by the Company or any such Subsidiary for such insurance, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                              (c) The rights and remedies of the beneficiaries of this Section 7.18 shall be cumulative (and not in the alternative).

                              (d) Parent hereby unconditionally and irrevocably guarantees the fulfillment of all obligations of the Surviving Corporation under this Section 7.18, including the payment of all amounts due, and shall be primarily responsible for all such obligations to the extent the Surviving Corporation fails to perform the same. With respect to such guaranty, Parent waives any and all defenses specifically available to a guarantor and waives any notices. In the event that after the Effective Time, Parent or the Surviving Corporation, or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations of such Persons, including under this Section 7.18.

                    7.19 Resignation of Directors and Officers. Prior to the Closing Date, the Company shall use commercially reasonable efforts to cause the directors and officers of the Company and the Subsidiaries in office immediately prior to the Effective Time to resign as directors and officers, as applicable, of the Company and/or the Subsidiaries effective as of the Effective Time. Notwithstanding the foregoing, the Company shall not be obligated to cause to resign such directors and officers of Family Skills who were not appointed or designated by the Company.

ARTICLE VIII

CONDITIONS TO CLOSING

                    8.1 Conditions Precedent to Obligations of Each Party to Consummate the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                              (a) Company Requisite Vote. This Agreement shall have been adopted by the Company Requisite Vote, which shall continue in full force and effect.

                              (b) Parent Requisite Vote. Parent shall have obtained the Parent Requisite Vote, if required pursuant to Section 5.3(b) hereof, which shall continue in full force and effect.

                              (c) California Permit; Registration Statement. The California Commissioner shall have issued the California Permit or the SEC shall have declared the Registration Statement effective. No stop order pertaining to the California Permit (if the Registration Statement is not effective) or suspending the effectiveness of the Registration Statement or any part thereof, as applicable, shall have been issued, and no proceeding for that purpose shall have been initiated or threatened in writing by the Department of Corporations of the State of California or the SEC, as applicable.

                              (d) Governmental Approval; HSR. All waiting periods applicable to the consummation of the Merger under the HSR Act or any other applicable Antitrust Laws shall have expired or been terminated, and Parent, Merger Sub and the Company shall have obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for the consummation of the Merger and the transactions contemplated hereby.

                              (e) Restraints on Merger and Conduct of Business. No Order or ruling of any Governmental Authority shall be in effect that (i) enjoins, restrains, conditions, stays or prohibits the Merger or the consummation of the other transactions contemplated hereby or (ii) imposes any obligation on Parent to divest, or otherwise limits all or any portion of Parent’s business or operations.

                    8.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

                              (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article V of this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a particular date, in which case the representations and warranties shall be true and correct in all respects as of such particular date), except where the failure of such representations or warranties to be so true and correct has not had, in the aggregate, a Parent Material Adverse Effect.

                              (b) Performance. Parent and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing.

                              (c) Certificate of Parent and Merger Sub. The Company shall have received a certificate executed on behalf of Parent and Merger Sub to the matters set forth in Section 8.2(a) and Section 8.2(b).

                              (d) No Parent Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect.

                              (e) Charter Amendment. The Charter Amendment shall have been adopted and approved by the Company Requisite Vote.

                              (f) Listing of Shares. The existing shares of the Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, and the shares of the Parent Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on Nasdaq as of the Effective Time.

                              (g) Parent Common Stock Price. If, and only if, the Alternate Consideration is to be paid, then the closing price of Parent Common Stock on Nasdaq shall not be less than $14.50 on the day immediately prior to the Closing Date.

                    8.3 Additional Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

                              (a) Representations and Warranties. The representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a particular date, in which case the representations and warranties shall be true and correct in all respects as of such particular date), except where the failure of such representations or warranties to be so true and correct has not had, in the aggregate, a Company Material Adverse Effect.

                              (b) Performance. The Company shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or before the Closing.

                              (c) Certificate of Company. Parent shall have received a certificate executed on behalf of the Company to the matters set forth in Section 8.3(a) and Section 8.3(b).

                              (d) Third Party Consents. The Company and the Subsidiaries shall have obtained the consents, waivers, approvals or authorizations of those Persons listed on Schedule 8.3(d), and shall have furnished to Parent evidence, reasonably satisfactory to Parent, to such effect.

                              (e) No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

                              (f) Limitation on Dissent. Holders of Company Capital Stock representing no more than ten and one-half percent (10.5%) of the Company Capital Stock shall have exercised appraisal or similar rights under applicable Law with respect to its, her or his shares by virtue of the Merger.

                              (g) Amendment to Federated Registry Agreement. The amendment to the Company’s current registry agreement with Federated attached hereto as Exhibit G shall be in full force and effect.

                              (h) Escrow Agreement. The Stockholder Representative shall have executed and delivered an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit H.

                              (i) Federated Stock Resale Agreement. The Federated Stock Resale Agreement shall be in full force and effect.

                              (j) Non-Competition Agreement. The Non-Competition Agreement shall be in full force and effect.

                              (k) FIRPTA Compliance. The Company shall have delivered to Parent the FIRPTA Certificate.

                              (l) Audited Financial Statements. The Company shall have delivered to Parent the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2005 and audited statements of operations and cash flows of the Company and the Subsidiaries for the year ended December 31, 2005.

ARTICLE IX

TERMINATION

                    9.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent, this Agreement may be terminated:

                              (a) by either the Company or Parent, by written notice to the other party, if the Closing shall not have occurred on or before December 5, 2006; provided, however,

that a later date may be agreed upon in writing by the parties hereto; provided, further, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                              (b) by mutual agreement in writing, duly authorized by the board of directors of Parent and the Company;

                              (c) if, and only if, the Alternate Consideration is to be paid by Parent and Merger Sub at the Effective Time in accordance with Section 3.1(a)(ii) hereof, by the Company, by written notice to Parent, if the average closing price of Parent Common Stock on Nasdaq is less than $16.00 for any seven (7) consecutive trading days after the date on which Parent provides an Election Notice to the Company; provided, however, that such termination right with respect to any particular seven (7) consecutive trading day period shall be void and of no further force or effect if the Company does not exercise such right on or prior to the fifth (5th) Business Day after such period;

                              (d) by Parent, by written notice to the Company, if (i) the Company shall breach in any material respect any representation, warranty, obligation or agreement hereunder, which breach would give rise to a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and such breach shall not have been cured, or such breach is incapable of being cured, within twenty (20) days following receipt by the Company of written notice of such breach, or (ii) any permanent injunction or other Order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

                              (e) by the Company, by written notice to Parent, if (i) Parent shall breach in any material respect any representation, warranty, obligation or agreement hereunder, which breach would give rise to a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and such breach shall not have been cured, or such breach is incapable of being cured, within twenty (20) days following receipt by Parent of written notice of such breach, or (ii) any permanent injunction or other Order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

                              (f) by Parent if (i) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt this Agreement and approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to Parent its recommendation, (ii) the Company shall have failed to include in the Information Statement or the Company Proxy Statement, as applicable, the recommendation of its board of directors, (iii) the Company shall have failed to hold the Company Stockholders’ Meeting within forty-five (45) days after the delivery of the Information Statement to the holders of Company Capital Stock or the effectiveness of the Registration Statement, (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement relating to any Acquisition Proposal, or (vi) the Company or any Representative of the Company shall have materially breached the provisions set forth in Section 6.3 of this Agreement;

                              (g) if, and only if, the Alternate Consideration is to be paid by Parent and Merger Sub in accordance with Section 3.1(a)(ii) hereof, by the Company if (i) the board of directors of Parent shall have failed to recommend that Parent’s stockholders approve the issuance of shares of Parent Common Stock, or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company its recommendation, (ii) Parent shall have failed to include in the Parent Proxy Statement the recommendation of its board of directors or (iii) Parent shall have failed to hold Parent’s Stockholders’ Meeting within forty-five (45) days after the delivery of the Parent Proxy Statement to the holders of Parent Capital Stock;

                              (h) by the Company if the Company and its Representatives are in compliance with Section 6.3 of this Agreement and the board of directors of the Company accepts a Superior Proposal on or before July 5, 2006; provided, however, that the right to terminate this Agreement under this Section 9.1(h) shall be void and of no further force or effect and the Company shall have no right to terminate this Agreement pursuant to this Section 9.1(h) after July 5, 2006;

                              (i) if, and only if, the Alternate Consideration is to be paid by Parent and Merger Sub in accordance with Section 3.1(a)(ii) hereof, by either the Company or Parent if the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of Parent shall have failed to approve the issuance of shares of Parent Common Stock by the Parent Requisite Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to Parent where the failure to obtain the Parent Requisite Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

                              (j) by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of the Company shall have failed to approve the transactions contemplated by this Agreement by the Company Requisite Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(j) shall not be available to the Company where the failure to obtain the Company Requisite Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

                              (k) by Parent, if the operating income set forth in the audited financial statements of the Company and its Subsidiaries as of December 31, 2005, without giving effect to any discontinued operations or investments in Subsidiaries, is not materially consistent in total amount with the operating income set forth in the unaudited financial statements of the Company and the Subsidiaries as of December 31, 2005; provided, however, that the right to terminate this Agreement under this Section 9.1(k) shall be void and of no further force or effect if Parent does not exercise such right on or prior to the fifteenth (15th) day after Parent receives such audited financial statements of the Company and the Subsidiaries as of December 31, 2005.

                    9.2 Procedure Upon Termination. In the event of termination by Parent or the Company, or both, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party or parties setting forth a reasonably detailed description of the basis on which such party is terminating this Agreement, and this Agreement shall terminate without further action by Parent or the Company.

                    9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that the obligations of the parties set forth in this Article IX, Article XI hereof and the Non-Disclosure Agreement shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 9.3 shall relieve Parent or the Company of any liability for a breach of this Agreement prior to the effective date of termination.

                    9.4 Expenses; Termination Fee.

                              (a) Except as expressly set forth in this Agreement, all fees and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that (i) Parent shall pay all filing fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to obtaining the California Permit and, if applicable, the filing of the Registration Statement, (ii) Parent shall pay all filing fees payable to any Governmental Authority pursuant to any Antitrust Laws, (iii) in the event Parent terminates this Agreement pursuant to Section 9.1(f) or Section 9.1(j) (but in the case of termination under Section 9.1(j), only if a termination fee is payable under Section 9.4(b)) or the Company terminates this Agreement pursuant to Section 9.1(h), on the termination date, the Company shall reimburse Parent for its fees and expenses (including fees of attorneys, accountants, investment bankers and consultants) incurred by Parent in connection with the transactions contemplated by this Agreement, as evidenced by documentation reasonably satisfactory to the Company, in an amount not to exceed $375,000, and (iv) in the event the Company terminates this Agreement pursuant to Section 9.1(g), Parent shall reimburse the Company for its fees and expenses (including fees of attorneys, accountants, investment bankers and consultants) incurred by the Company in connection with the transactions contemplated by this Agreement, as evidenced by documentation reasonably satisfactory to Parent, in an amount not to exceed $375,000.

                              (b) If this Agreement is terminated:

                              (i) by Parent pursuant to Section 9.1(f)(i) or (ii) because the board of directors of the Company failed to recommend that the Company’s stockholders vote to adopt this Agreement and approve the Merger or withheld, amended, withdrew or modified the Company Board Recommendation in a manner adverse to Parent in accordance with Section 7.2(c)(i);

(ii) by Parent pursuant to Section 9.1(f)(iii) if prior to the termination date the Company has received a Superior Proposal;

(iii) by Parent pursuant to Section 9.1(f)(iv), (v) or (vi);

(iv) by the Company pursuant to Section 9.1(h); or

                              (v) by Parent pursuant to Section 9.1(j) and prior to the Company Stockholders Meeting the board of directors of the Company failed to recommend that the Company’s stockholders vote to adopt this Agreement and approve the Merger or withheld, amended, withdrew or modified the Company Board Recommendation in a manner adverse to Parent in accordance with Section 7.2(c)(ii) for any reason other than the occurrence of a Parent Material Adverse Effect;

then, in each case, the Company shall pay to Parent on the termination date, a nonrefundable fee in an amount equal to $2,500,000.

                              (c) If either party fails to pay when due any amount payable by such party under this Section 9.4, then (i) such party shall reimburse the other party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.4, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the Prime Rate in effect on the date such overdue amount was originally required to be paid.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS; INDEMNIFICATION

                    10.1 General Survival. The representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company pursuant to this Agreement shall survive the Merger and continue until the date that is eighteen (18) months from the Effective Time (the “Expiration Date”); provided, however, that if any bona fide Indemnification Claims (as defined below) have been asserted in accordance with this Article X and the Escrow Agreement prior to the Expiration Date, such claims shall continue in effect until final resolution of such claims. Notwithstanding the foregoing, any covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time until fully performed or observed in accordance with their terms.

                    10.2 Indemnification.

                              (a) Indemnity. Subject to the limitations and qualifications set forth in this Article X, from and after the Effective Time and until the Expiration Date, Parent, Merger Sub and the Surviving Corporation and their respective affiliates, officers, directors, stockholders, representatives and agents (collectively the “Indemnitees”) shall be indemnified and held harmless by each holder of Company Capital Stock who does not perfect its appraisal rights pursuant to applicable Law and each dissenting stockholder who withdraws or otherwise terminates its appraisal rights, if any, pursuant to the applicable Law (collectively, “Escrowed

Stockholders”), severally and not jointly, from and to the extent of such Escrowed Stockholder’s proportionate interest in the General Escrow Fund from and against and in respect of all Losses incurred by Parent, Merger Sub, the Surviving Corporation or any other Indemnitee arising out of or resulting from:

                              (i) the failure of any representation or warranty of the Company in this Agreement to be true and correct in all respects on the date of this Agreement and as of the Closing Date as if made on and as of such date except that any such representations and warranties that relate to a particular date shall be true and correct only as of such date, and any inaccuracy in or breach of any representation or warranty made by the Company in any certificate delivered by the Company pursuant to this Agreement;

(ii) any breach or failure by the Company to perform any of the covenants or agreements of the Company contained in this Agreement;

(iii) any Working Capital Escrow Claims (as defined below) pursuant to Section 3.2(e) if the Working Capital Escrow Fund has been exhausted by such claims;

(iv) any claims arising out of, related to, or in connection with the exercise of appraisal rights under applicable Law;

(v) any fees and expenses of the Accounting Referee payable by the Escrowed Stockholders under Section 3.2(e);

                              (vi) fifty percent (50%) of any payment of Sales and Use Tax Claims; provided, however, that the Escrowed Stockholders’ aggregate liability for any Losses under this Section 10.2(a)(vi) shall in no event exceed $200,000; provided, further, however, that Parent shall not be precluded from making an Indemnification Claim under this Section 10.2(a)(vi) after the Expiration Date if Parent is actively engaged in the resolution of any Sales and Use Tax Claims as of the Expiration Date, but has not made any payment therefor prior to the Expiration Date; and

                              (vii) any claims arising out of, related to, or in connection with the fourth item set forth on Schedule 4.12(c); provided, however, that the Escrowed Stockholders’ aggregate liability for any Losses under this Section 10.2(a)(vii) shall in no event exceed $100,000.

                              (b) General Escrow Fund. To provide a fund against which an Indemnitee may assert claims of indemnification pursuant to Section 10.2(a) (an “Indemnification Claim”), at Closing Parent shall deposit ten percent (10%) of the Aggregate Stock Consideration (the “Escrow Shares”) and ten percent (10%) of the Aggregate Estimated Cash Consideration (together, the “General Escrow Amount”) with Citibank, N.A., as escrow agent (the “Escrow Agent”), such deposit to constitute the “General Escrow Fund” and to be governed by the terms set forth herein and in the Escrow Agreement. The General Escrow Amount and interest and other earnings payable on the cash portion thereon, shall be held and distributed in accordance with the Escrow Agreement. Each Escrowed Stockholder’s proportionate interest in the General Escrow Fund shall be based on such stockholder’s proportionate interest in the Aggregate Estimated Merger Consideration payable to holders of Company Capital Stock that it is entitled to receive pursuant to Article III. The Escrow Shares shall be registered in the name of the Escrow Agent for so long as they constitute part of the General Escrow Fund. For tax purposes, the parties agree to treat all payments made under this Article X as adjustments to the Aggregate Final Merger Consideration.

                              (c) Limitations; Qualifications.

                              (i) Notwithstanding any other provision in this Agreement to the contrary, the Escrowed Stockholders shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) until such time as the total amount of all Losses that have been suffered or incurred by the Indemnitees pursuant to Section 10.2(a)(i), other than any Losses attributable to any breach of the representations or warranties in Section 4.1, Section 4.2, Section 4.4, Section 4.5, Section 4.9, Section 4.14, Section 4.23, Section 4.24 (only with respect to Amazon) and Section 4.25, exceeds $500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible.

                              (ii) In no event shall the Escrowed Stockholders’ aggregate liability under this Section 10.2 exceed an amount equal to the General Escrow Amount, and in no event shall the aggregate liability of any Escrowed Stockholder for all Losses claimed by the Indemnitees against such Escrowed Stockholder under this Section 10.2 exceed such Escrowed Stockholder’s proportionate interest in the General Escrow Fund.

                              (iii) Notwithstanding the foregoing, the aggregate liability of any Escrowed Stockholder for any fraud of the Company in connection with this Agreement shall not be limited to the General Escrow Fund and, if applicable, the Working Capital Escrow Fund, provided that such Person shall not be liable for Losses for any fraud in excess of its respective portion of the Aggregate Estimated Merger Consideration received or to be received by such Person hereunder.

                              (iv) An Indemnitee’s right to indemnification under this Article X based on the breach of representation or warranty or based on the failure of such representation or warranty to be true as of the date hereof or the Closing Date shall not be diminished or otherwise affected in any way as a result of the existence of such Indemnitee’s Knowledge of such breach or untruth as of the date hereof or as of the Closing Date, regardless of whether such Knowledge exists as a result of the Indemnitee’s investigation, as a result of disclosure by the Company (or any other Person), unless such disclosures were set forth in this Agreement or in any applicable schedules hereto (including any updated schedules delivered in accordance with Section 7.12(b) hereof).

                              (v) The Indemnitees shall use, and shall cause the Surviving Corporation and its subsidiaries to use, their commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses; provided that the foregoing shall not apply to Sales and

Use Tax Claims. The Indemnitees shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Indemnitees have already recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement.

                              (vi) The amount of Losses of any Indemnitee to be indemnified by the Escrowed Stockholders pursuant to Section 10.2(a)(i) shall be determined without giving effect to any materiality or Company Material Adverse Effect qualifications contained in Article IV. The Escrowed Stockholders shall not be liable to, or required to indemnify the Indemnitees for any Losses (A) that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, exemplary or otherwise not actual damages, in the nature of lost profits, or any diminution in value of property or equity, or (B) to the extent such Losses were taken into account in the final determination of the Final Working Capital Adjustment pursuant to Section 3.2 (it being understood that if, after the final determination of the Final Working Capital Adjustment, such Losses are determined to be greater than the Losses included in the final determination of the Final Working Capital Adjustment, the Indemnitees shall be entitled to seek indemnification hereunder for the difference between the actual Losses and the Losses included in the final determination of the Final Working Capital Adjustment). The Indemnitees shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses.

                              (vii) The amount of any Losses subject to indemnification under this Section 10.2 shall be calculated net of (A) any reduction in Tax liability of any Indemnitee actually realized on or prior to the Expiration Date (a “Tax Benefit”), (B) any reserves set forth in the Financial Statements and/or Closing Statement relating to such Losses and (C) any insurance proceeds or other amounts under indemnification agreements actually received by the Indemnitees on account of such Loss on or prior to the Expiration Date. Parent and the Surviving Corporation shall cooperate in good faith in providing the Stockholder Representative the information necessary to calculate any Tax Benefit. If an Indemnitee receives a Tax Benefit on or prior to the Expiration Date on account of such Loss after an indemnification payment is made to it, such Indemnitee shall promptly pay to the Stockholder Representative for the account of the Escrowed Stockholder, the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by such Indemnitees.

                              (viii) To the extent any insurance policy of the Company survives the Closing, Parent shall, or shall cause the Surviving Corporation to, maintain such insurance policy for the remaining term contemplated by such policy. To the extent any Losses are covered by the insurance policies of the Surviving Corporation, the Indemnitees shall use their commercially reasonable efforts to seek recovery for such Losses under such insurance policies for a period of six (6) months following the date on which the Indemnitees become aware of such Losses. If after the six (6) month period the Indemnitees determine in good faith that it is likely that the Losses will not by covered by such insurance policies, the Indemnitees shall be permitted to immediately seek recovery of such Losses from the Escrow Fund. Notwithstanding the foregoing, the Indemnitees shall be permitted to concurrently submit an Indemnification Claim to the Escrow Agent and the Stockholder Representative to preserve all of their rights under this Article X. For the purposes of this Section 10.2(c)(viii), “Losses” shall include Parent’s good faith estimate of any increase in premiums solely attributable to such Losses during the three (3) years following any recovery and all reasonable out-of-pocket costs and expenses incurred by the Indemnitees in seeking recovery under the insurance policies. In the event that an insurance or other recovery is made by any Indemnitee on or prior to the Expiration Date with respect to any Losses for which any such Indemnitee has been indemnified hereunder, then a refund equal to the amount of the Losses covered by such recovery shall be made promptly to the Escrowed Stockholders.

                              (d) Manner of Claims. Each Indemnification Claim shall be made only in accordance with this Article X and the Escrow Agreement.

                    10.3 Working Capital Escrow Fund.

                              (a) Working Capital Escrow. To provide a fund for purposes of the Final Working Capital Adjustment as set forth in Section 3.2 (the “Working Capital Escrow Claims”), Parent shall deposit $500,000 of the Aggregate Estimated Cash Consideration that the holders of Company Capital Stock are entitled to receive pursuant to Article III (the “Working Capital Escrow Amount”) with Escrow Agent, such deposit to constitute the “Working Capital Escrow Fund” and to be governed by the terms set forth herein and in the Escrow Agreement. The total amount which the Escrowed Stockholders shall be obligated to pay to Parent for purposes of the Final Working Capital Adjustment as set forth in Section 3.2 and this Section 10.3 shall not exceed the Working Capital Escrow Amount and the General Escrow Amount. Each Escrowed Stockholder’s proportionate interest in the Working Capital Escrow Fund shall be based on such stockholder’s proportionate interest in the Aggregate Estimated Cash Consideration payable to holders of Company Capital Stock that it is entitled to receive pursuant to Article III.

                              (b) Manner of Claims. Each Working Capital Escrow Claim shall be made only in accordance with Section 3.2, this Article X and the Escrow Agreement.

                              (c) Working Capital Escrow Period. The period during which Working Capital Escrow Claims from the Working Capital Escrow Fund may be initiated shall commence at the Effective Time and terminate immediately following the termination of all payment obligations pursuant to Section 3.2 (the “Working Capital Expiration Date”).

                    10.4 Distributions. Any (a) shares of Parent Common Stock or other Parent equity securities (including shares issued upon a stock split) and (b) any other dividends or distributions on the Escrow Shares made in cash or property, in each case, issued or distributed by Parent in respect of the Escrow Shares that have not been released from the General Escrow Fund, shall be added to the General Escrow Fund and become a part thereof.

                    10.5 Stockholder Representative.

                              (a) For purposes of this Agreement, the Escrowed Stockholders, without any further action on the part of any such Escrowed Stockholder, shall be deemed to have consented to the appointment of Lee B. Essner as the Stockholder Representative of such Escrowed Stockholders, as the attorney-in-fact for and on behalf of each such Escrowed Stockholder, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including the exercise of the power to (i) execute this Agreement and the Escrow Agreement, (ii) agree to execute any amendments to this Agreement and the Escrow Agreement, (iii) authorize delivery to Parent and the Surviving Corporation of the General Escrow Amount, or any portion thereof, in satisfaction of Indemnification Claims, (iv) authorize delivery to Parent and the Surviving Corporation of the Working Capital Escrow Amount, or any portion thereof, in satisfaction of any Working Capital Escrow Claim, (v) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to any Indemnification Claims, (vi) resolve any Indemnification Claims and Working Capital Escrow Claims and (vii) take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement; provided, however, that the Stockholder Representative shall not take any action where (A) any single Escrowed Stockholder would be held solely liable for a Loss (without such Escrowed Stockholder’s prior written consent) or (B) such action materially and adversely affects the substantive rights or obligations of an Escrowed Stockholder, or group of Escrowed Stockholders, without a similar proportionate effect upon the substantive rights or obligations of all Escrowed Stockholders, unless each such disproportionately affected Escrowed Stockholder consents in writing prior thereto.

                              (b) The Escrowed Stockholders will be bound by the actions taken by the Stockholder Representative exercising the rights granted to him by this Agreement or the Escrow Agreement, and Parent and the Surviving Corporation shall be entitled to rely on any such action or decision of the Stockholder Representative. The Stockholder Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to Escrowed Stockholders for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment as contemplated by the Escrow Agreement of all of its expenses incurred as the Stockholder Representative. In addition to any payment or expenses pursuant to the Escrow Agreement, prior to the Closing, the Company shall transfer or cause to be transferred $200,000 (the “Expense Funds”) to an account designated by the Stockholder Representative to be used by the Stockholder Representative in its sole discretion to pay any expenses incurred by the Stockholder Representative in its capacity as the Stockholder Representative, including, but not limited to any attorneys’, accountants’ and other experts’ fees. Once the Stockholder Representative determines, in its sole discretion, that the Stockholder Representative will not incur any additional expenses in its capacity as Stockholder Representative, the Stockholder Representative will distribute, or if the Exchange Agent is obligated to provide services in connection with this transaction pursuant to the Exchange Agent Agreement at such time, cause the Exchange Agent to distribute, at the sole expense of the Stockholder Representative, to the Escrowed Stockholders the remaining unused Expense Funds, if any, without interest; provided, that the Stockholder Representative shall not be required to return any amount to any Escrowed Stockholder if the amount such Person would otherwise receive would be less than $100.

                              (c) If the Stockholder Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities hereunder, the Escrowed Stockholders entitled to a majority in interest of the General Escrow Amount shall appoint a new Stockholder Representative as soon as reasonably practicable by written consent by sending notice and a copy of the duly executed written consent appointing such new Stockholder Representative to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.

                              (d) The Escrowed Stockholders shall be severally, but not jointly, liable to indemnify the Stockholder Representative for, and shall hold the Stockholder Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Stockholder Representative, arising out of or in connection with the Stockholder Representative’s carrying out its duties under this Agreement and the Escrow Agreement, including costs and expenses of successfully defending the Stockholder Representative against any claim of liability with respect thereto. The Stockholder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith or in accordance with the opinion of such counsel. If the Stockholder Representative complies with any Order, it shall not be liable to any Escrowed Stockholder by reason of such compliance even though such Order may be subsequently reviewed, modified, annulled, set aside or vacated.

                    10.6 Third Party Claims. If any Indemnitee becomes aware of a third party claim that Parent believes, in good faith, may result in an Indemnification Claim, such Indemnitee shall notify the Stockholder Representative of such claim promptly after receiving notice thereof, describing the claim in reasonable detail, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail. Failure to notify the Stockholder Representative of an Indemnification Claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnitee’s right to indemnification hereunder for Losses in connection with such claim, but the amount of reimbursement to which the Indemnitee is entitled shall be reduced by the amount, if any, by which the Indemnitee’s Losses would have been reduced had such notice been timely delivered. The Stockholder Representative, as representative for the Escrowed Stockholders, shall be entitled to participate in any such defense. Subject to Section 10.5(b) hereof and the terms and conditions of the Escrow Agreement, the reasonable costs of the defense of any third party action or claim incurred by the Stockholder Representative shall be paid from the General Escrow Amount. Notwithstanding the immediately preceding sentence, Parent shall conduct such defense in a commercially reasonable manner, but shall not settle any such claim without the consent of the Stockholder Representative, such consent not to be unreasonably withheld; provided, however, that if the consent of the Stockholder Representative is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the claim against the General Escrow Amount and neither the Stockholder Representative nor any Person who has a beneficial interest in the General Escrow Amount shall have any power or authority to object under any provision of this Article X or the Escrow Agreement to the amount of any demand by Parent against the General Escrow Amount with respect to such settlement.

                    10.7 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, (a) payments from the General Escrow Fund (to be made subject to the terms and limitations of this Article X and the Escrow Agreement) shall be the sole and exclusive remedy of the Indemnitees from and after the Effective Time for any Losses, any Indemnification Claims or any other claim arising under this Agreement including claims of breach of any representation, warranty or covenant in this Agreement and the Indemnitees shall not pursue or seek to pursue any other remedy and (b) payments from the Working Capital Escrow Fund and, if required, the General Escrow Fund, shall be the sole and exclusive remedy of the Indemnitees from and after the Effective Time for any Working Capital Escrow Claims arising under this Agreement; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any fraud with the respect to this Agreement or any other Transaction Documents. The obligations of the Escrowed Stockholders under this Article X shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company prior to the Closing Date that contributed to any inaccuracy or breach given rise to such obligation, it being understood that the Escrowed Stockholders, not the Company, shall have the sole obligation for the indemnification obligations under this Article X.

ARTICLE XI

MISCELLANEOUS

                    11.1 Specific Performance. Subject to the limitations set forth in Article X, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that (a) in the event of any breach or threatened breach by any party of any covenant, obligation, or other provision of this Agreement applicable to such party, the other parties shall be entitled (in addition to any other remedy that may be available) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach, and (b) neither such other parties shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

                    11.2 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

                              (a) Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York, County of New York or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the proceeding sentence. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 11.5 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 11.2 shall affect or eliminate any right to serve process in any other matter permitted by law.

                              (b) The Company and Parent each hereby waive, to the fullest extent permitted by applicable Law, any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in tort, contract, equity or otherwise. The Company and Parent each hereby agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that any party may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

                    11.3 Entire Agreement; Amendments and Waivers. This Agreement and the Escrow Agreement (including the schedules and exhibits hereto and thereto and the Non-Disclosure Agreement) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or the Escrow Agreement, as applicable, signed by Parent, the Company and the Stockholder Representative. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                    11.4 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and performed in such state without reference to such state’s principles of conflicts-of-law.

                    11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

WeddingChannel.com, Inc.
700 South Flower Street, Suite 600

Los Angeles, California 90017
Attention:	Adam S. Berger
Lee B. Essner
Facsimile:	(213) 599-4184

With a copy to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention:	Robert O’Shea
Steven Stokdyk
Facsimile:	(213) 891-8763

If to Parent, Merger Sub or the Surviving Corporation, to:

The Knot, Inc.
462 Broadway, 6th Floor
New York, New York 10013
Attention:	Richard Szefc
Facsimile:	(212) 219-1929

With a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention:	Richard S. Millard
Kyle C. Krpata
Facsimile:	(650) 802-3100

If to the Stockholder Representative, to:

Lee B. Essner
801 21st Street, Unit 5
Santa Monica, California 90403
Facsimile:	(310) 889-0907

                    11.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                    11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except for Section 7.8 (Employee Benefits), Section 7.14(d) (Restrictions on Transfers of Parent Common Stock), Section 7.18 (Director and Officer Liability and Indemnification) and Article X, each of which is for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company, Parent, Merger Sub or the Surviving Corporation (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

                    11.8 Attorneys’ Fees and Expenses. In the event that any action, suit or proceeding is instituted concerning or arising out of this Agreement or the transactions contemplated hereby on or prior to the Closing Date, each party shall bear responsibility for its respective attorneys’ fees, costs and disbursements. In the event that any action, suit or proceeding is instituted concerning or arising out of this Agreement at any time after the Closing Date, the prevailing party shall recover from (and the non-prevailing party shall pay and reimburse) all of the prevailing party’s attorneys’ fees, costs and disbursements incurred in connection with such action, suit or other proceeding.

                    11.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                    11.10 Acknowledgments of Parent and Merger Sub. Parent and Merger Sub acknowledge that they have conducted to their satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Subsidiaries and, in making their determination to proceed with the transactions contemplated by this Agreement, have relied on the representations and warranties set forth in this Agreement, including the schedules hereto. THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT AND MERGER SUB UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION OR PROJECTIONS, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY. In connection with Parent’s and Merger Sub’s investigation of the Company and the Subsidiaries, Parent and Merger Sub received from or on behalf of the Company or the Subsidiaries certain projections. Parent and Merger Sub acknowledge and agree that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) and that Parent and Merger Sub shall have no claim against the Company, the Subsidiaries, the holders of Company Capital Stock, the Optionholders, the Stockholder Representative or any other direct or indirect equity holder of the Company with respect thereto. Accordingly, neither the Company nor the Subsidiaries make and representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Parent and Merger Sub agree that none of the holders of Company Capital Stock or Optionholders nor any other Person will have or be subject to any liability to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or their use of, any information regarding the Company or any of the Subsidiaries or their respective businesses and any information, document or material made available to Parent or Merger Sub or their Affiliates in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement to the extent such information, documents or materials are not otherwise expressly and specifically covered by the representations and warranties set forth in this Agreement.

                    11.11 Acknowledgments of the Company. The Company acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Parent and its subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, has relied on the representations and warranties set forth in this Agreement. THE REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB TO THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE COMPANY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION OR PROJECTIONS, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF PARENT) ARE SPECIFICALLY DISCLAIMED BY PARENT. In connection with the Company’s investigation of Parent and Merger Sub, the Company received from or on behalf of Parent certain projections. The Company acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) and that the Company shall have no claim against Parent, Merger Sub or any direct or indirect equity holder of Parent or Merger Sub with respect thereto. Accordingly, neither Parent nor Merger Sub make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). The Company agrees that none of the holders of Parent Common Stock nor any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or its use of, any information regarding Parent or Merger Sub or their respective businesses and any information, document or material made available to the Company or its Affiliates in any form in expectation of the transactions contemplated by this Agreement to the extent such information, documents or materials are not otherwise expressly and specifically covered by the representations and warranties set forth in this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COMPANY:

WEDDINGCHANNEL.COM, INC.

By:	/s/ Adam S. Berger

Name: Adam S. Berger
Title: Chief Executive Officer

PARENT:

THE KNOT, INC.

By:	/s/ David Liu

Name: David Liu
Title: President and Chief Executive Officer

MERGER SUB:

IDO ACQUISITION CORPORATION

By:	/s/ Sandra Stiles

Name: Sandra Stiles
Title: Vice President

Solely with respect to Sections 3.2, 3.7, 3.8, 3.9, 7.9, 7.16, Article X and Article XI of this Agreement:

STOCKHOLDER REPRESENTATIVE:

LEE B. ESSNER

By:	/s/ Lee B. Essner

Name: Lee B. Essner

EXHIBIT A

VOTING AGREEMENTS

EXHIBIT B

NON-COMPETITION AGREEMENT

EXHIBIT C

CHARTER AMENDMENT

EXHIBIT D

CERTIFICATE OF MERGER

EXHIBIT E

FEDERATED STOCK RESALE AGREEMENT

EXHIBIT F

AFFILIATE LETTER

EXHIBIT G

AMENDMENT TO FEDERATED REGISTRY AGREEMENT

EXHIBIT H

ESCROW AGREEMENT